                                                                    EXHIBIT 10.7



                                    FORM OF

                              MANAGEMENT AGREEMENT

                                      for

                  FELCOR'S SHERATON AND WESTIN BRANDED HOTELS

                                TABLE OF CONTENTS

ARTICLE I        Term Sheet ........................................................................    2

ARTICLE II       Appointment of the Operator .......................................................    3
         2.1     Appointment .......................................................................    3

ARTICLE III      Term
         3.1     Term ..............................................................................    3
         3.2     Extensions ........................................................................    3

ARTICLE IV       Fees ..............................................................................    3
         4.1     Operator's Fees ...................................................................    3
         4.2     Payment of Fees ...................................................................    3
         4.3     Subordination of Fees .............................................................    4
         4.4     Adjustment of Fees ................................................................    4

ARTICLE V        Obligations of Operator ...........................................................    4
         5.1     Operator's Obligations ............................................................    4
                 a.        Standard of Operation ...................................................    4
                 b.        System Support ..........................................................    4
                 c.        Consultation with Owner .................................................    4
                 d.        Marketing ...............................................................    4
                 e.        Centralized Services ....................................................    4
                 f.        Insurance ...............................................................    4
                 g.        Remittance of Funds .....................................................    4

ARTICLE VI       Obligations of the Owner ..........................................................    5
         6.1     Owner's Obligations ...............................................................    5
                 a.        Maintenance of the Hotel ................................................    5
                 b.        Consultation with Operator ..............................................    5
                 c.        Expenses and Liabilities; Operating Losses ..............................    5
                 d.        Payment of Taxes ........................................................    5
                 e.        Working Capital .........................................................    6
                 f.        Title; Maintenance of Ownership .........................................    6

ARTICLE VII      Operation of the Hotel ............................................................    6
         7.1     Operator as Agent of Owner ........................................................    6
         7.2     Employment Matters ................................................................    7
                 7.2.1    General ..................................................................    7
                 7.2.2    Union Relations ..........................................................    7
                 7.2.3    Stays by Other Operator Employees ........................................    7
                 7.2.4    Employees of Operator or Affiliate .......................................    7
                 7.2.5    Employee Benefits ........................................................    7
         7.3     Operating Plan; Rates .............................................................    8
                 7.3.1    Operating Plan ...........................................................    8
                 7.3.2    Failure to Approve Operating Plan ........................................    8
                 7.3.3    Budget Variances .........................................................    8
                 7.3.4    Rates ....................................................................    9
         7.4     Agreements ........................................................................    9
                 7.4.1    Leases, Licenses, Concessions ............................................    9
                 7.4.2    Contracts ................................................................    9

         7.5     Marketing and Advertising .........................................................   10
                 7.5.1    Marketing ................................................................   10
                 7.5.2    Advertising Costs ........................................................   10
         7.6     Centralized Services ..............................................................   10
                 7.6.1    Centralized Marketing Program ............................................   10
                 7.6.2    Reservations .............................................................   11
         7.7     Purchasing ........................................................................   11
         7.8     Repairs, Maintenance and Capital Improvements .....................................   11
                 7.8.1    Repairs and Maintenance ..................................................   11
                 7.8.2    Structural Repairs, Changes, Extraordinary Repairs and Replacements ......   12
                 7.8.3    Capital Improvements by Owner ............................................   12
                 7.8.4    Capital Improvements by Operator .........................................   12
                 7.8.5    Operator Rights ..........................................................   12
         7.9     Books    and Records; Financial Statements; Bank Accounts .........................   12
                 7.9.1    Books and Records ........................................................   12
                 7.9.2    Financial Statements .....................................................   13
                 7.9.3    Bank Accounts ............................................................   13
         7.10    Funding Requirements ..............................................................   13
                 7.10.1   Funding of Reserve Fund ..................................................   13
                 7.10.2   Use and Disbursal of Fund ................................................   13
         7.11    Technical Assistance by Operator, Starwood and its Affiliates .....................   14
         7.12    Liquor Licenses ...................................................................   14
         7.13    Standards .........................................................................   14
ARTICLE VIII     Events of Default; Remedies .......................................................   15
         8.1     Events of Default .................................................................   15
         8.2     Notice and Right to Cure ..........................................................   15
         8.3     Additional Owner Termination Rights - Cash-on-Cash Return for Both Hotels .........   16
         8.4     Additional Owner Termination Rights - Rev-Par Performance for the Hotel ...........   16
         8.5     Compliance with WARN Act ..........................................................   17
         8.6     Remedies ..........................................................................   17
ARTICLE IX       Termination .......................................................................   17
         9.1     Obligations Upon Termination ......................................................   17
         9.2     Use of Sheraton Name ..............................................................   17
ARTICLE X        Damage and Destruction; Condemnation ..............................................   18
        10.1     Damage or Destruction .............................................................   18
        10.2     Condemnation ......................................................................   18
ARTICLE XI       Assignment and Transfer ...........................................................   19
        11.1     Sale, Lease or Assignment by Owner ................................................   19
                 11.1.1   Owner's Right to Assign ..................................................   19
                 11.1.2   Owner's Right to Sell ....................................................   19
                 11.1.3   Notice of Sale or Assignment .............................................   20
        11.2     Assignment by Operator ............................................................   20
        11.3     Liability After Assignment ........................................................   20
ARTICLE XII      Insurance .........................................................................   20
        12.1     Maintenance of Insurance Coverage .................................................   20
        12.2     Special Conditions or Hazards .....................................................   20
        12.3     Parties Insured and Amounts of Coverage ...........................................   21
        12.4     Evidence of Insurance .............................................................   21

        12.5     Duties of Operator ................................................................   21
        12.6     Review of Insurance ...............................................................   22
        12.7     Waiver of Subrogation .............................................................   22
        12.8     Separate Operator Insurance .......................................................   22
ARTICLE XIII     Intellectual Property; Trade Names ................................................   22
        13.1     Use of Intellectual Property ......................................................   22
        13.2     Hotel Name ........................................................................   22
        13.3     Hotel Logo Goods ..................................................................   22
        13.4     Protected Territory ...............................................................   23
ARTICLE XIV      Claims and Indemnification ........................................................   23
        14.1     Claims and Liability ..............................................................   23
        14.2     Indemnification in Favor of Owner .................................................   23
        14.3     Indemnification in Favor of Operator ..............................................   24
        14.4     Limitation on Indemnification .....................................................   24
        14.5     Survival ..........................................................................   24
ARTICLE XV       Miscellaneous .....................................................................   24
        15.1     Casino ............................................................................   24
        15.2     Financings and Offerings of Owner or its Affiliates ...............................   25
        15.3     Notices ...........................................................................   25
        15.4     Arbitration .......................................................................   25
        15.5     Performance During Disputes .......................................................   26
        15.6     Events of Force Majeure; Emergencies; Compliance with Laws ........................   26
        15.7     Gaming Licensure Issues and Compliance with Any Laws or Regulations
                 Applicable to Operator ............................................................   26
        15.8     Employment Solicitation Restriction Upon Termination ..............................   27
        15.9     Set-off ...........................................................................   27
        15.10    Press Releases ....................................................................   27
        15.11    Consents ..........................................................................   27
        15.12    Partial Invalidity ................................................................   27
        15.13    Further Actions ...................................................................   27
        15.14    Paragraph Headings ................................................................   28
        15.15    Governing Law .....................................................................   28
        15.16    Entire Agreement; Owner Has Not Relied on Representations .........................   28
        15.17    Benefits of Agreement; No Third-Party Rights ......................................   28
        15.18    Cooperation with Owner and the Joint Venture ......................................   28


Exhibits and Schedules
Exhibit A   -    Legal Description of the Premises
Exhibit B   -    Definitions
Exhibit C   -    Insurance Requirements
Exhibit D   -    Centralized Services and Programs
Exhibit E   -    List of Competitive Hotels
Exhibit F   -    Protected Territory

         This MANAGEMENT AGREEMENT (this "Agreement") is made as of the Effective Date, by and between __________________________________________
_________________ ("Owner"), and __________________________________________
________________________.

                                    RECITALS

         WHEREAS, _______________________________________________________
_________________ (the "Joint Venture") owns fee simple title to that certain first-class hotel (the "Hotel") located at _____________________________________
on the land described as set forth in Exhibit A (the "Premises");

         WHEREAS, the Joint Venture, as landlord, and Owner, as tenant, are parties to that certain Lease Agreement, dated as of even date herewith (the "Lease Agreement"), pursuant to which Owner owns a leasehold interest in the Hotel;

         WHEREAS, Operator, an indirect wholly owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Starwood"), is in the business of and experienced in the ownership, management and operation, by itself and through Affiliates, of hotels and resorts throughout the world; and

         WHEREAS, Owner desires to obtain the benefits of Operator's expertise by authorizing Operator to operate, direct, manage and supervise the Hotel, subject to the rights and obligations of Owner as hereinafter set forth, and Operator, for a fee, wishes to assume said responsibility.

         NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Operator agree as follows:


                  [Remainder of page intentionally left blank;
                        see Term Sheet on following page]

                                    ARTICLE I

                                   Term Sheet


Definitions:                            Unless otherwise defined herein, all
                                        capitalized terms used herein shall have the
                                        meanings set forth in Exhibit B.

Effective Date:

Owner's Notice Address:                 ________________________________
                                        Attention:        General Counsel
                                        545 East John Carpenter Freeway, Suite 1300
                                        Irving, Texas 75062
                                        Telephone:        (972) 444-4900
                                        Telecopy:         (972) 444-4949

Operator's Notice Address:              c/o Starwood Hotels & Resorts Worldwide, Inc.
                                        Attention:        General Counsel


Name of Hotel:

Term:



Basic Fee:                              ________________ percent (______) of Total
                                        Revenue for each Accounting Period during
                                        the first eighteen (18) frill calendar
                                        months of the Operating Term, then ______
                                        percent (____) of Total Revenue for each
                                        Accounting Period of the Operating Term
                                        thereafter.

Incentive Fee:                          See definition on Exhibit B.

Initial Working Capital:                $________________-

Annual Reserve                          _________________________________________
Fund Contribution:                      _________________________________________
                                        _________________________________________
                                        _________________________________________
                                        _____________.


                  [Remainder of page intentionally left blank]

                                   ARTICLE II

                           Appointment of the Operator

         2.1 Appointment. Owner hereby appoints Operator as its agent and the exclusive operator of the Hotel, and Operator hereby accepts its appointment as Owner's agent and as the exclusive operator of the Hotel, and each party undertakes and agrees to perform all of its obligations set forth herein and to comply with all the provisions of this Agreement. Subject to all of the terms and conditions of this Agreement, Operator shall be responsible for and shall direct the day-to-day operations and activities of the Hotel, establishing all policies and procedures relating to the management and operation of the Hotel, including, without limitation, the determination of salaries, benefits and labor policies (including the hiring, transfer and discharge of all Hotel employees), credit policies (including entering into agreements with credit card organizations), entertainment and amusements, purchasing, ordinary repairs and maintenance, legal proceedings, terms of admittance, charges for rooms, food and beverage policies, and all phases of sales, marketing, advertising, promotion and publicity related to the Hotel. If the Food and Beverage Revenues or Sublease Rent generated by any Restaurant operated or leased by Operator are less than the sum of the direct expenses and overhead allocable to such Restaurant for the period of any Fiscal Year (all as reasonably determined in good faith by the mutual agreement of Owner and Operator), Owner shall have the right to remove the Operator from operating or leasing such Restaurant; provided, however, that any successor operator shall comply with Operator's operating standards for such Restaurant or subleased space.


                                   ARTICLE III

                                      Term

         3.1 Term. The Term of this Agreement shall be the period of time commencing on the Effective Date and continuing for a term of years as set forth in the Term Sheet.

         3.2 Extensions. The Term may be extended only upon the mutual agreement in writing of Operator and Owner.

                                   ARTICLE IV

                                      Fees

         4.1 Operator's Fees. During each Fiscal Year of the Operating Term (and proportionately for any partial Fiscal Year), Operator shall pay itself from the Bank Account for services rendered under this Agreement, the Basic Fee and the Incentive Fee.

         4.2 Payment of Fees. On or before the fifth day of each Accounting Period during the Operating Term, Operator (1) shall pay itself the Basic Fee for the preceding Accounting Period, and (2) shall either (a) pay itself the Incentive Fee based on the Net Income of Owner for that portion of the current Fiscal Year which ended on the last day of the preceding Accounting Period to the extent such fee is reasonably expected to be earned, or (b) return to the Bank Account any excess Incentive Fee which Operator has already received in respect of such period, all as reasonably determined by Operator from the Books and Records. To the extent that there may be insufficient finds in the Bank Account for such payments, Owner shall pay to Operator forthwith on demand any insufficiency in the Basic Fee and Incentive Fee.

         4.3 Subordination of Fees. The Basic Fee shall have a first priority of payment over all Rent (as defined in the Lease Agreement) and other amounts payable by Owner under the Lease Agreement.

         4.4 Adjustment of Fees. At the end of each Fiscal Year during the Operating Term and following receipt by Owner of the annual audit, an adjustment will be made based on such audit, if necessary, so that Operator shall have received its proper Basic Fee and Incentive Fee as provided in this Agreement for the said Fiscal Year. Within thirty (30) days of receipt by Owner of such audit, Operator shall either (a) place in the Bank Account or remit to Owner, as appropriate, any excess amounts it may have received as fees during such Fiscal Year, or (b) be paid out of the Bank Account or by Owner, as appropriate, any deficiency in the amounts it shall have received as such fees, whichever the case may be.

                                    ARTICLE V

                             Obligations of Operator

         5.1 Operator's Obligations. Operator, in addition to the other obligations set forth in this Agreement, shall have the following obligations, subject to Owner making available adequate funds (if not produced by Hotel operations) for such purposes:

                  a. Standard of Operation. Operator shall manage and operate the Hotel, subject to the terms and conditions of this Agreement, as a first-class hotel consistent with the operation of similar Sheraton hotels managed by Operator in the same geographical area and subject to the facilities and condition of the Hotel from time to time.

                  b. System Support. In accordance with the terms of this Agreement, Operator from time to time or upon reasonable request from Owner shall arrange for the Hotel to receive the benefits of Operator's division or regional headquarters operating reviews which will monitor and analyze Hotel operating activities, or particular elements thereof and, when appropriate offer advice, guidance and specific recommendations. Such reviews may take place at Owner's request as often as quarterly in each Fiscal Year.

                  c. Consultation with Owner. Operator shall routinely consult with Owner as to its activities hereunder and shall keep Owner generally apprised of the state of operations at the Hotel. Operator shall be available to consult with and advise Owner, at Owner's reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel.

                  d. Marketing. Operator shall arrange and contract for all advertising and other marketing activities which Operator reasonably believes to be appropriate for the operation of the Hotel, in accordance with Section 7.5.

                  e. Centralized Services. Operator shall enroll the Hotel in the available Centralized Services in accordance with Section 7.6.

                  f. Insurance. Operator shall obtain the Operator Insurance, as required pursuant to Article XII.

                  g. Remittance of Funds. On or before the last day of each Accounting Period during the Operating Term, after payment of Operator's Basic Fee and Incentive Fee for the preceding Accounting Period, payment into the Reserve Account, and retention of working capital sufficient to assure the uninterrupted and efficient operation of the Hotel for the foreseeable future, which retention shall be generally consistent in amount with the level of working capital reserves maintained at a hotel of similar characteristics and facilities owned, directly or indirectly, by FelCor or Starwood and FelCor, and operated by Operator or its Affiliates (including, if available and requested by Owner, payment of premiums for Owner Insurance, Property Taxes, and Owner's debt service), Operator shall transfer all remaining funds into the Bank Account or another account designated by Owner.

                                   ARTICLE VI

                            Obligations of the Owner

         6.1 Owner's Obligations. Owner, in addition to the other obligations set forth in this Agreement, shall have the following obligations:

                  a. Maintenance of the Hotel. Owner shall at all times take such actions as shall be necessary to maintain the Hotel as a first-class hotel and in compliance with all Applicable Laws.

                  b. Consultation with Operator. Owner shall be available to consult with and advise Operator, at Operator's reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel. Owner shall not intercede in the day-to-day operations of the Hotel and shall direct all contacts and communications (other than required notices, statements and demands, which shall be given pursuant to Section 15.3 hereof) concerning operation of the Hotel only to the General Manager of the Hotel and/or the Starwood area or regional manager responsible for the Hotel.

                  c. Expenses and Liabilities: Operating Losses. Owner shall have exclusive financial responsibility for all expenses, debts and liabilities, including employment related expenses and liabilities, incurred by Operator in performing its duties hereunder, and, except as set forth in Section 14.2 hereof, Operator shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotel for Owner. Operator may so inform third parties with whom it deals and may take any other reasonable steps to carry out the intent of this paragraph. Owner acknowledges that, upon termination of this Agreement for any reason, all such debts and liabilities, and any which may specifically arise by virtue of such termination, are expressly the debts and liabilities of Owner alone.

                  d. Payment of Taxes. Owner shall pay, not less than ten (10) days prior to the dates the same become delinquent (with the right to pay the same in installments to the extent permitted by Applicable Laws) all Property Taxes. Owner shall furnish Operator, not less than ten (10) days prior to the respective dates such taxes will become delinquent, proof of payment thereof in form satisfactory to Operator, in default whereof Operator: (a) may pay any such taxes on Owner's behalf, (b) shall be reimbursed forthwith by Owner for all sums so expended, and (c) may withdraw such sums for reimbursement from the Bank Account.

                  e. Working Capital. Owner will provide Operator with the Initial Working Capital on the Effective Date; and thereafter from time to time throughout the Operating Term, if and as requested by Operator, Owner shall promptly furnish to Operator funds which shall be generally consistent in amount with the level of working capital reserves maintained at a hotel of similar characteristics and facilities owned, directly or indirectly, by FelCor or Starwood and FelCor, and operated by Operator or its Affiliates and which shall be sufficient in amount to constitute normal working capital for the uninterrupted and efficient operation of the Hotel, including payment of all Operating Expenses and current funding of Operator's Basic Fee and of the Reserve Fund (and, if requested by Owner, payment of premiums for Owner's Insurance, Property Taxes, and Owner's debt service). If Operator deems such action necessary, it may use the hinds in the Reserve Fund to defray Operating Expenses of the Hotel, and Owner shall replace all such funds promptly on demand. Operator shall in no event be required to advance any of its own hinds for the operation of the Hotel, nor to incur any liability in connection therewith. However, if Operator shall at any time elect to advance any hinds in payment of Operating Expenses, which Operator shall have the right but not the obligation to do, Owner shall repay Operator on demand all of such funds, with interest at a rate of ten percent (10%) per annum.

                  f. Title: Maintenance of Ownership. Owner covenants and agrees to keep and maintain the Lease Agreement in full force and effect throughout the Operating Term (or if Owner acquires fee simple title, to maintain full ownership of the Hotel and every component part hereof through the Operating
Term), at all times free and clear of all liens and encumbrances except those approved in writing by Operator or which do not materially affect the operation of the Hotel. Owner covenants that Operator, upon fulfilling its obligations hereunder, shall and may peaceably and quietly possess, manage and operate the Hotel during the Operating Term, and Owner will at its own expense undertake and prosecute any appropriate action, judicial or otherwise, to assure such peaceful and quiet possession by Operator. Owner further agrees that throughout the Operating Term it will pay, keep, observe and perform all payments, terms, covenants, conditions and obligations required under the Lease Agreement, mortgage and any other agreement creating a lien on, or otherwise affecting the use or occupancy of, the Hotel or any component part thereof Owner shall provide or cause to be provided to Operator evidence of the leasehold interest or fee simple title of Owner with respect to the Premises as Operator may reasonably require from time to time. Owner shall obtain and deliver to Operator a non-disturbance agreement from the Joint Venture or other ground lessor pursuant to which the Joint Venture or other ground lessor agrees not to terminate this Agreement as long as Operator is not in material default hereunder, and which otherwise shall be in form and substance reasonably acceptable to Operator.


                                   ARTICLE VII

                             Operation of the Hotel

         Subject to the applicable Approved Operating Plan and provided hinds are made available therefor, Operator shall, as agent of Owner and in the name of Owner, perform the following services, or cause the same to be performed for the Hotel:

         7.1 Operator as Agent of Owner. In the performance of its duties as Operator of the Hotel, Operator shall act solely as agent of Owner, and Operator may so inform third parties with whom it deals on behalf of Owner. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator. Owner acknowledges that this Agreement is a management service contract which is irrevocable and non-terminable by Owner except as expressly set forth herein. Owner and Operator each acknowledge that it has significant and substantial duties, powers and obligations under the terms hereof relating to the ultimate success of the Hotel.

         7.2 Employment Matters.


                  7.2.1 General. Operator shall hire, discharge, promote and supervise the Hotel's general manager and other senior staff and shall supervise through such staff the hiring, discharging, promotion and work of all other employees of the Hotel. Operator shall consult with Owner prior to appointing any new or substitute general manager at a Hotel and Owner shall have the right to approve any such appointment, such approval not to be unreasonably withheld or delayed, provided, however, that (i) Owner may not reject more than three candidates for such position, and (ii) Owner shall be deemed to have approved such appointment if Owner does not reject such appointment within ten (10) days after Operator notifies Owner in writing of such proposed appointment. Costs associated with the recruitment and relocation to a Hotel (but not outgoing relocations) of any Hotel employee (i) shall be an Operating Expense if such employee is employed by Operator at the Hotel for a period of at least 24 months and (ii) shall be prorated as an Operating Expense based on the number of months such employee has been employed at the Hotel divided by 24 if such employee has been employed at the Hotel for a period less than 24 months and is relocated to another Sheraton hotel at the initiation of Operator or its Affiliate. In connection with any termination of any of the Hotel personnel who are on Starwood's payroll and who are entitled to termination benefits, the Hotel shall be responsible for the payment of severance payments to the extent of Starwood's written severance policy, but only for that portion of such severance payment equal to a fraction, the numerator of which is the number of months the individual was employed at the Hotel during Owner's ownership thereof and the denominator of which is the total number of months the individual was employed by Starwood and/or its Affiliates. Such payment shall be an Operating Expense.

                  7.2.2 Union Relations. Operator, with the participation, advice, assistance and cooperation of Owner, and using counsel mutually designated by and representing Owner and Operator, shall negotiate with any labor unions representing employees of the Hotel including, without limitation, negotiations with any labor union as to the terms of any applicable collective bargaining agreement or labor contract. The cost and expenses of such counsel shall be an Operating Expense. When Hotel employees are included in or covered by any pension and/or retirement, disability, health, welfare or other benefit plans pursuant to a collective bargaining agreement or labor contract, Owner shall be solely responsible for any plan contributions and/or other obligations or liabilities arising thereunder, and Operator shall pay such items out of the Bank Account on behalf of Owner as an Operating Expense. In addition, if there is negotiation of a labor contract with a union or unions representing Hotel employees and such negotiation is conducted in the city or local area of the Hotel on an association basis, and Operator believes being a member of such association is desirable, then the Operator may seek to enroll the Hotel as a member of the association and any costs associated with such membership shall be an Operating Expense.

                  7.2.3 Stays by Other Operator Employees. Employees of Operator or its Affiliates who travel to the Hotel to perform technical assistance or other services shall be permitted, without charge, to stay at the Hotel and use their facilities (including food and beverage consumption). Other employees of Operator or its Affiliates shall be permitted to stay at the Hotel for non-business purposes at reduced or complimentary rates in accordance with Starwood's policies with respect to such stays in effect from time to time.

                  7.2.4 Employees of Operator or Affiliate. Each Hotel employee shall be an employee of Operator or an Affiliate. Every person performing services in connection with this Agreement, including any agent or employee of Operator, Starwood or any of their Affiliates or any agent or employee of Owner hired by Operator, shall be acting as the agent of Owner.

                  7.2.5 Employee Benefits. Operator, in its discretion, may enroll the Hotel employees in (and remove them from) pension, medical and health, life insurance and similar employee benefit plans, including multi-employer plans. Such plans may be joint plans for the benefit of employees at more than one hotel owned, leased or managed by Starwood or any of its Affiliates. Employer contributions to such plans, reasonable administrative fees which Operator may expend in connection therewith, and any liabilities relating to multi-employer pension or welfare plans will be Operating Expenses hereunder. The contributions, administrative expenses and liabilities of any joint plans will be equitably apportioned by Starwood among covered properties.

         7.3 Operating Plan: Rates.

                  7.3.1 Operating Plan. Not later than sixty (60) days prior to the commencement of each Fiscal Year (commencing with the Fiscal Year beginning ________________, Operator shall submit to Owner a detailed annual budget for the operation of the Hotel in the form generally used by Operator from time to time in accordance with Operator's policy relating to all managed hotels in the Sheraton system, together with the assumptions on the basis of which such budget and schedules were prepared in narrative form (collectively, the "Operating Plan"). The Operating Plan shall also include a proposed budget for capital improvements during such succeeding Fiscal Year as set forth in Section 7.8.4. During the preparation of the Operating Plan, Operator will solicit comments and suggestions from Owner regarding the Operating Plan, which Operator shall reasonably consider in preparation of the Plan. Owner shall have the right to request such additional information and detail with respect to the Operating Plan as may be reasonable, and Operator shall promptly provide such additional information and detail. Operator will review the Operating Plan with Owner, and subject to the Owner's written approval, which approval shall be subject to the terms and conditions of this Agreement and shall not be unreasonably withheld or delayed for more than thirty (30) days, Operator shall implement the same for the forthcoming Fiscal Year (during which period the same shall be referred to as the "Approved Operating Plan").

                  7.3.2 Failure to Approve Operating Plan. If the Owner does not approve or disapprove the Operating Plan in writing within such thirty (30) day period, Owner shall be deemed to have approved the Operating Plan for the relevant Fiscal Year, and such plan shall be the Approved Operating Plan. In the event Owner disapproves the Operating Plan, or any component thereof, Owner shall provide Operator with written notice thereof within such thirty (30) day period in reasonable detail specifying those items of the Operating Plan which Owner disapproves and the reasons for such disapproval. In such event, the disputed budget item(s) shall be replaced for the Fiscal Year by an amount equal to such budget item for the prior Fiscal Year, subject to escalation thereof by a percentage equal to the percentage increase during the immediately preceding Fiscal Year in the Consumer Price Index, and Operator or Owner may request that the parties' disagreement be submitted to arbitration pursuant to Section 15.4. As so modified, such plan shall be deemed to be the Approved Operating Plan. Although the Operating Plan will represent Operator's reasonable estimates relating to the matters contained therein, it will contain estimates only and Operator makes no representations, assurances or guarantees that the actual performance of the Hotel shall correspond to such estimates.

                  7.3.3 Budget Variances. After an Operating Plan has been approved by Owner or has otherwise become the Approved Operating Plan pursuant to the terms of the preceding paragraph, during the Fiscal Year in which an Approved Operating Plan is applicable, Operator shall operate and manage the Hotel in accordance with the Approved Operating Plan and, except as set forth below, Operator will not make expenditures, without Owner's prior written approval, which exceed a total of 110% of the aggregate budgeted amount in the Approved Operating Plan (excluding amounts budgeted for Capital Expenditures). Notwithstanding the foregoing, in the event actual Total Revenue for any Fiscal Year exceeds (or is reasonably projected to exceed) the Total Revenue for such Fiscal Year contemplated in the Approved Operating Plan, the aggregate budgeted amount with respect to expenditures which are reasonably anticipated to increase in connection with increases in Total Revenue will automatically be increased by a percentage which is determined by dividing the actual or reforecasted Total Revenue by the Total Revenue which was contemplated in the Approved Operating Plan. In such event, Operator shall promptly give Owner written notice of such automatic increase, and the basis for such revenue projections. Owner and Operator on a quarterly basis during the Fiscal Year in which the Operating Plan is applicable will meet to review the operating performance of the Hotel as compared to the Approved Operating Plan and will make such modifications thereto as shall be reasonable in the circumstances. In addition to the foregoing, Operator shall have the right to depart from the Approved Operating Plan in the event such departure is necessary in view of reasonably unforeseen circumstances such as, but not limited to, the costs of labor, material, services, utilities and supplies, casualties, force majeure, operation of Applicable Laws or economic market conditions, provided that Operator shall notify Owner in writing of any such departure as soon as is practicable.

                  7.3.4 Rates. As part of the Operating Plan, Operator will submit to Owner the rates to be published and charged to members of the general public for normal transient occupancy of the various categories of rooms and suites in the Hotel during such Fiscal Year. It is understood that such rates will not apply to group business or other categories of business to which Operator may afford a lower rate and that in its discretion Operator may from time to time permit individuals to occupy rooms or suites at the Hotel at complimentary rates or at rates lower than such published rates.

         7.4 Agreements.

                  7.4.1 Leases. Licenses. Concessions. Operator as agent for Owner shall enter into, terminate, amend and modify leases with respect to the commercial, retail and office space in the Hotel and concessions or other arrangements with respect to other non-guestroom space and facilities at the Hotel, subject to Owner's prior approval with respect to the entering into, termination or any material amendment or modification of any such lease which has a term greater than one year. Operator shall also enter into, terminate, amend and modify equipment leases with respect to the FF&E, as shall be reasonably necessary for the proper operation of the Hotel, provided that Owner's approval shall be required prior to entering into any equipment lease requiring aggregate rent payments in excess of $25,000 and any termination or material modification of any equipment lease requiring aggregate rent payments in excess of $25,000; provided that the foregoing amounts may be redetermined by agreement from time to time to reflect increases in the cost of living, and shall in any event be increased automatically in each Fiscal Year by the same percentage as the increase from the Effective Date in the Consumer Price Index.

                  7.4.2 Contracts. Operator as agent for Owner shall enter into, terminate, amend and modify contracts for the furnishing of utilities, maintenance, supplies, consumables and other services to the Hotel (including, without limitation, telephone, television, satellite, cable, and pay-per-view services), as shall be reasonably necessary for the proper operation and maintenance thereof, provided that Owner's prior approval shall be required (x) prior to entering into any contract requiring aggregate payments in excess of $25,000 or which is for a term of longer than one (1) year and (y) prior to any termination or material modification of any contract requiring aggregate payments in excess of $25,000 or which is for a term longer than one (1) year, other than (i) Centralized Services, (ii) utilities and (iii) expenses related to employee benefits provided for hereunder; provided, however, that the foregoing amounts may be redetermined by agreement from time to time to reflect increases in the cost of living, and shall in any event be increased automatically in each Fiscal Year by the same percentage as the increase from the Effective Date in the Consumer Price Index.

7.5               Marketing and Advertising.

                  7.5.1 Marketing. The Starwood system of hotels is comprised of several separate and distinct brands. The marketing and advertising of the Hotel will be consistent with other hotels in the Starwood system utilizing the same brand, and the Hotel in its marketing and advertising will use the graphics standards consistent with its brand identity as such graphics standards are determined from time to time by Starwood. Operator as agent for Owner shall arrange and contract for all advertising and marketing for the Hotel, including, without limitation, media, internal hotel collateral, yellow pages and the Internet. The Hotel shall participate in Starwood marketing programs for the Sheraton brand, including, without limitation, the Starwood Preferred Guest Program and airline frequent traveler programs in which Starwood participates, and in Starwood's Cooperative Marketing Program, pursuant to which the Hotel shall contribute at the rate set forth in Exhibit D to be used in local, regional and/or national advertising of the Hotel as part of the Sheraton hotel system, in advertisements relating to multiple Sheraton hotels. The aforesaid rate may be subject to change from time to time, provided such rate change is generally consistent throughout the affected division, brand or product segment. The Hotel also will participate in any new marketing programs instituted from time to time, provided that such programs are instituted generally on a system-wide basis or to distinct sub-groups of properties in the Sheraton system in the country, state or area in which the Hotel is located.

                  7.5.2 Advertising Costs. As part of the Operating Plan, Operator shall deliver to Owner a budget of the estimated advertising costs of the Hotel for the succeeding Fiscal Year (commencing with the Fiscal Year beginning ________________. Such advertising costs shall require Owner's approval to the extent they exceed, in the aggregate, a sum equal to 3% of the Total Revenue of the Hotel (inclusive of contributions to the Cooperative Marketing Program, as described above) for the previous Fiscal Year (or, for the first full Fiscal Year, and any initial partial Fiscal Year, a sum equal to 3% of the projected Total Revenue for such periods), which approval shall not be unreasonably withheld.


         7.6 Centralized Services.

                  7.6.1 Centralized Marketing Program. Operator shall cause Starwood and/or its Affiliates to furnish to the Hotel the benefits of the "Centralized Services", which phrase shall mean (a) those services, programs and group benefits as are described in Exhibit D (for so long as such services are offered generally within the Starwood system), and (b) such additional services, programs or group benefits as are, from time to time, provided generally to all or distinct sub-groups of properties in the ________ system in the country, state or area in which the Hotel are located, and Owner hereby agrees that Operator may in its discretion cause the Hotel to participate in any or all such Centralized Services. Operator and its Affiliates shall be entitled to be paid for the existing Centralized Services (as the same may be modified from time to time) based on the charges set forth on Exhibit D, as such charges may be increased to reflect increases in the Consumer Price Index from the Effective Date and to reflect specific increases in the costs of operating, maintaining and upgrading such services, and for any new Centralized Services based on Starwood's reasonable estimate of the costs and expenses which will be incurred in providing such services on a system-wide basis to Sheraton hotels, which estimate of costs may include, without limitation, salaries (including, without limitation, payroll taxes and employee benefits) of employees of Starwood and its Affiliates, overhead, recovery of development costs, promotion, costs of operating, upgrading and maintaining such services, and costs of all equipment employed in the rendition of such services. The Hotel's costs for participating in such Centralized Services shall be determined in an equitable manner and on the same basis as allocated or charged to other ________ hotels. In addition, if equipment is installed and maintained at a Hotel in connection with the rendition of any Centralized Services, all costs thereof will be paid by Owner and charged to the operation of the

Hotel either as an Operating Expense (and Operator may pay for same from the Bank Account) or over a period of years, as determined by Starwood's independent public accountant.

                  7.6.2 Reservations. Operator shall secure bookings for the Hotel through Starwood's sales and reservations offices and other distribution and sales systems, and shall encourage the use of the Hotel by tourists, special groups, travel congresses, travel agencies, airlines, and other recognized sources of hotel business. Operator shall develop a sales program, represent the Hotel at appropriate conventions and travel congresses, and list the Hotel in printings of general tariff bulletins. In addition, Operator shall process reservations for the Hotel through Operator's and its Affiliates' worldwide communications network. To facilitate Operator's provision of such reservations services, Owner agrees that:

                  a. Owner shall not maintain or use in connection with the Hotel any toll-free or similar telephone line or communications device for making reservations that is independent of the reservations telephone line or communications device maintained by Operator or its Affiliates in connection with the worldwide communications network of Operator and its Affiliates. The toll-free reservations telephone line or similar telephone number or communications device for making reservations must be the only telephone reservations line or communications device for the Hotel. The Hotel must be listed in all airline reservations systems (which include what are known in the hospitality industry as Global Distribution Systems) under the applicable code for hotels and resorts operated under the __________ name.

                  b. Throughout the Operating Term, Owner shall permit Operator to load into the reservations system maintained by Operator and its Affiliates, and to maintain on a current basis, the Hotel's total rooms inventory and all associated room rates.

         7.7 Purchasing. In its management of the Hotel hereunder, Operator may purchase goods, supplies and services (i) from or through Starwood or any of its Affiliates, or (ii) by contracting directly with suppliers through regional or national purchasing contracts negotiated by Starwood or its Affiliates, so long as the prices and terms thereof (inclusive of the fees described hereafter) are competitive with the prices and terms of goods and services of equal quality available from others (including Owner or its suppliers); provided, however, if such goods or supplies are Capital Expenditures, the approval of Owner will be required in connection with any purchases made pursuant to clauses (i) or (ii) where such purchase exceeds the amount budgeted for such Capital Expenditure in an Approved Operating Plan. Starwood and its Affiliates may receive (i) fees from the Hotel for the negotiation of the purchasing contracts described above, and/or (ii) rebates or other payments from suppliers in connection with direct purchases for the Hotel from such independent suppliers of goods, supplies and services, so long as the prices and terms thereof after taking into account such fees and rebates are competitive with the prices and terms of goods and services of equal quality available from others (including Owner or its suppliers). Any fees charged to the Hotel shall be on the same basis as is applicable to other hotels owned, leased or managed by Starwood or its Affiliates.

         7.8 Repairs. Maintenance and Capital Improvements.

                  7.8.1 Repairs and Maintenance. Operator shall from time to time cause to be undertaken such repairs and maintenance as it reasonably determines to be necessary to keep the Hotel in a first-class condition and in compliance with the standards for Sheraton hotels (excluding structural or otherwise extraordinary repairs and changes to the Hotel, and extraordinary repairs to or replacement of equipment included in the definition of Building and Appurtenances all of which shall be paid for by the Owner and shall not be an Operating Expense), subject to the Owner providing the necessary working capital therefor, as required under this Agreement. If any such repairs or maintenance shall be made necessary by any condition against the occurrence of which

Owner has received the guaranty or warranty of the builder of the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Owner shall invoke said guarantees or warranties in Owner's name and at its own expense. Operator will cooperate fully with Owner in the enforcement thereof

                  7.8.2 Structural Repairs. Changes. Extraordinary Repairs and Replacements. If structural repairs or other extraordinary repairs and changes to the Hotel, or extraordinary repairs to or replacements of any equipment included in the definition of Building and Appurtenances shall be required at any time during the Operating Term to maintain the Hotel as a first-class hotel and in compliance with the standards for Sheraton hotels or by reason of any Applicable Laws, or because Operator and Owner jointly agree upon the desirability thereof then in such event all such repairs, changes or replacements shall be made by Owner and at Owner's sole expense, and shall be made with as little hindrance to the operation of the Hotel as possible. Notwithstanding the foregoing, Owner shall have the right to contest the need for any such repairs, changes or replacements required by Applicable Laws and may postpone compliance therewith, if so permitted by such Applicable Laws, but in each such event Owner shall protect Operator from any loss, cost, damage or expense which may result therefrom, such protection to be in a form satisfactory to Operator.

                  7.8.3 Capital Improvements by Owner. Owner may from time to time at its sole expense make such further alterations, additions or improvements in or to the Hotel as Owner shall determine, provided that Operator shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any such alterations, additions or improvements which Operator reasonably believes could have an impact on the operation of the Hotel. Owner shall seriously consider any alterations, additions or improvements recommended by Operator.

                  7.8.4 Capital Improvements by Operator. Operator also may make capital improvements to the Hotel which are (i) included in the capital budget approved by the Owner as part of the Operating Plan, (ii) set forth in the product improvement plan agreed upon between Owner and Operator or their respective Affiliates, and (iii) otherwise expressly approved in writing by Owner. The entire cost and expense of any such capital improvements made by Operator shall be funded by Owner and shall not be deemed an Operating Expense or a deduction in the Net Income of Owner for the purposes of determining the Incentive Fee payable to Operator.

                  7.8.5 Operator Rights. The provisions of this Section 7.8 are without prejudice to any of Operator's rights or remedies arising out of any breach by Owner of its obligation under Section 6.1 .a. to maintain a first-class hotel and in compliance with the standards for Sheraton hotels.

         7.9 Books and Records: Financial Statements: Bank Accounts.

                  7.9.1 Books and Records. Operator shall, for the account of Owner, keep full and adequate books of accounts and other records ("Books and Records") reflecting the results of operation of the Hotel on an accrual basis, all in accordance with the Uniform System and, if required, in accordance with any Applicable Laws; provided that Operator may make such modifications in the Books and Records as are consistent with Starwood's standard practice in accounting for its operations under management contracts generally, so long as such modifications do not affect the determination of Net Operating Income. Except for the Books and Records which may be kept in Starwood's home office or other suitable location pursuant to the adoption of a central billing or accounting system, the Books and Records shall be kept at the Hotel. All Books and Records shall be available to Owner and its representatives at all reasonable times, upon reasonable notice, for examination, audit, inspection, copying and transcription. Upon any termination of this Agreement, the Books and Records shall be turned over to Owner so as to insure the orderly continuance of the operation of the Hotel, but shall thereafter be available to Operator at all reasonable times for examination, audit, inspection, copying and transcription for a period often (10) years.

                  7.9.2 Financial Statements. Operator shall deliver to Owner a profit and loss statement showing the results of the operation of the Hotel for the immediately preceding Accounting Period and for the Fiscal Year to date within fifteen (15) days from the end of such preceding Accounting Period. Such statement (a) shall be in the form customarily prepared by Operator or its Affiliates for other hotels managed by Starwood, (b) shall be taken from the Books and Records, and (c) shall follow the general form set forth in the Uniform System. Operator shall instruct the Independent Public Accountant to deliver to Owner a certified profit and loss statement, within fifteen (15) days after the end of each Fiscal Year, showing the results of operations of the Hotel during such Fiscal Year. Owner shall be deemed to have waived any objections to said certified statement not specified to Operator in writing within one hundred and five (105) days of receipt thereof

                  7.9.3 Bank Accounts. Except as expressly provided for in this Agreement, (i) all funds received by Operator in connection with the operation of the Hotel, including working capital furnished by Owner, shall be deposited in the Bank Account and (ii) all funds set aside for the Reserve Fund shall be deposited in the Reserve Account. Such funds shall not be commingled or otherwise mingled with Operator's other funds. The Bank Account will be established in Owner's name at a bank of Owner's selection with Owner's and Operator's designees being authorized signatories on said account. Operator shall be entitled to withdraw funds from the Bank Account, however, Operator's sole right to the funds in such accounts shall be to receive amounts the Operator is entitled to receive as expressly provided for in this Agreement. The Reserve Account will be established in Owner's name at a bank of Owner's selection with Operator's designees being the only authorized signatories on said account. Operator shall be entitled to withdraw funds from the Reserve Account as provided for in this Agreement.

         7.10 Funding Requirements.

                  7.10.1 Funding of Reserve Fund. During each Fiscal Year (and proportionately for any fraction thereof) there shall be deducted in monthly installments from Total Revenue, the Annual Reserve Fund Contribution set forth in the Term Sheet for the Reserve Fund. The amounts so deducted shall be deposited in the Reserve Account and shall be recorded on the Books and Records as the Reserve Fund for Replacements, Substitutions and Additions to Furniture and Equipment. Interest on such account shall be credited to the Reserve Fund, but shall not reduce the required contributions thereto under this Agreement.

                  7.10.2 Use and Disbursal of Fund. Except as otherwise specified in this Agreement, the Reserve Fund shall be used solely for the purposes of replacing worn, damaged or obsolete furniture, furnishings and equipment utilized in the operation of the Hotel, or for the substitution of, or addition to, such items. Any expenditures for replacement or substitution of or additions to Furniture and Equipment made in any Fiscal Year up to the greater of (i) the Annual Reserve Fund Contribution during each Fiscal Year, or (ii) the amount then accrued in the Books and Records for the Reserve Fund, in each case if in accordance with an Approved Operating Plan, shall be deemed to be made in the ordinary course and may be made by Operator without Owner's approval. Such expenditures shall be paid from the Reserve Account including any unused accumulation from prior years. Any proposed expenditures in any Fiscal Year from the Reserve Fund in excess of said amount shall be subject to Owner's approval. All proceeds from the sale of Furniture and Equipment no longer needed for the operation of the Hotel shall be credited to the Reserve Fund. All amounts remaining in the Reserve Fund at the close of each Fiscal Year shall be carried forward and retained until fully used as herein provided.

         7.11 Operational Assistance and Consultation by Operator. Starwood and its Affiliates. During the Term, Operator shall provide, or shall cause Starwood or its Affiliates to provide, advisory, supervisory and control services and cost-benefit analyses with respect to the Hotel's operating departments and systems, including, without limitation, front office, food and beverage, management information systems, communications systems, purchasing, design and construction services and personnel, and general life safety and security consultation and advice. Such services shall be provided without additional charge to Owner, except that (i) Owner shall be charged for any services requested to be performed by the design and construction technical assistance services personnel of Starwood or its Affiliates, including life safety and security consultation, at the then generally prevailing rates charged by Starwood or its Affiliates, as applicable, (ii) with respect to stays by any other technical services personnel at the Hotel of more than a total of three
(3) days in any one-year period, Owner shall reimburse Starwood or its Affiliates, as applicable, for the salary and benefits of such personnel for the period actually spent at the Hotel, (iii) Owner shall reimburse Starwood or its Affiliates, as applicable, for out-of pocket expenses (including, without limitation, travel expenses) with respect to such services, including the cost of any third-party consultants engaged for such purposes, and Owner shall pay for those items which are Centralized Services, in accordance with the terms of this Agreement, and (iv) Owner shall reimburse Starwood or its Affiliates, as applicable, for out-of pocket travel expenses incurred in connection with the attendance of its personnel at meetings, conferences, training sessions, seminars and similar events relating to the management and operation of the hotels operated by Operator and its Affiliates generally, but not otherwise specifically related to the Hotel; provided, however, that the amount to be charged to Owner shall not exceed Six Thousand Dollars ($6,000.00) in any Operating Year, increased annually (beginning on _______________) in direct proportion to any increase in the Consumer Price Index published for December 1999 (or if the Consumer Price Index ceases to be published, such other substantially comparable published index as may reasonably designated pursuant to this Agreement). Except for reimbursements of out-of-pocket expenses, there shall be no charge to Owner for the operating reviews provided by supervisory operations personnel from regional and divisional headquarters, as set forth in
Section 5.1 .b.

         7.12 Liquor Licenses. Operator shall assist Owner in making and prosecuting any applications required for approval of the transfer of all liquor licenses and alcoholic beverage licenses necessary to operate the restaurants, bars and lounges presently located within the Hotel.

         7.13 Standards. Owner acknowledges that Starwood and Operator have and will from time to time establish and maintain operational policies and standards of quality, appearance and service, which shall be adhered to in the operation of the Hotel. Such policies and standards may be altered, modified, deleted or added to from time to time by Starwood or Operator in order to maintain or improve the public image and reputation of the brand, and to anticipate or respond to changes in technology, the lodging industry, competition and guests, needs and expectations. As absolute uniformity of such policies and standards under many varying conditions may not be possible or practical in a particular case, Starwood and Operator reserve the right, in their sole discretion, to vary standards for hotels within the system based on conditions which Starwood determines to be important to the successful operation of the relevant hotel, provided, however, that the same varying standard will be uniformly applied to all Starwood hotels of the same brand.

         7.14 Commissions for Collection of Receivables. Owner acknowledges and agrees that Operator shall have the right to retain any commissions paid by the prior owner of the Hotel for the collection of accounts receivables by Operator on behalf of the prior owner of the Hotel.

                                  ARTICLE VIII

                           Events of Default: Remedies


         8.1 Events of Default. Each of the following shall constitute an event of default:

                  a. The failure of Operator to pay any amount to Owner provided for herein when the same is payable, or the failure of Owner to pay or furnish to Operator any amount Owner is required to pay or furnish to Operator in accordance with the terms hereof (including, without limitation, fees and working capital) when the same is payable or required to be furnished, or the failure of Owner to pay any amount payable to Starwood or any of its Affiliates when such amount is payable.

                  b. The filing of a voluntary petition under 11 U.S.C. Section 101 seq. (the "Bankruptcy Code") or any successor thereto or under any other federal or state insolvency law for liquidation or reorganization by either Owner or Operator.

                  c. The consent to an involuntary petition under the Bankruptcy Code or the failure to vacate within sixty (60) days from the date of entry of an order for relief thereunder or any other order approving an involuntary petition by either Owner or Operator.

                  d. The entry of an order for relief, judgment, or decree by any court of competent jurisdiction, on the application of a creditor, under the Bankruptcy Code against either Owner or Operator as a bankrupt or insolvent or approving a petition seeking reorganization, liquidation or appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree shall continue without being stayed and in effect for a period of one hundred twenty (120) consecutive days.

                  e. The failure of either Owner or Operator to perform, keep or fulfill any of the other material covenants, undertakings, obligations or conditions set forth in this Agreement.

                  f. The failure of either Owner or Operator to pay its respective debts as they become due.

                  g. The failure of Owner to obtain new or reinstated liquor licenses. If the licenses for the sale of alcoholic beverages in the Hotel are at any time, without the fault of Operator, suspended, terminated or revoked and such suspension, termination or revocation shall continue in effect for a period of thirty (30) consecutive days, then, unless during such period Owner and Operator are able to negotiate a new fee structure and Operating Plan taking into account the loss of liquor revenues, such suspension, termination or revocation shall be a default hereunder.

                  h. The failure of Owner or any its Affiliates to comply with all of the provisions of Section 15.2 hereof

         8.2 Notice and Right to Cure. In any of such events of default specified in Section 8.1, the non-defaulting party may give to the defaulting party notice of its intention to terminate this Agreement after the expiration of a period of (i) ten (10) days from the effective date of such notice in the case of a default pursuant to the provisions of Section 8.1(a) above and (ii) thirty (30) days in the case of any other default pursuant to Section 8.1 and, upon the expiration of such period without such default being cured, the Operating Term shall expire; provided, however, in case of a default by Owner pursuant to the provisions of Section 8.1(b), (c), (d) or (h) above, Operator may elect, without limiting any other rights of Operator hereunder, to immediately terminate this Agreement without further notice or an opportunity to cure, if Operator determines in its sole discretion that any further delays would have a material adverse effect on Operator or Starwood's reputation or name or would create a financial exposure to either, or to seek injunctive relief, the parties hereby agreeing that such a default would irreparably harm Operator and could not be adequately compensated through monetary damages. With respect to any default referred to in Section 8.1(e) above, if such default is not susceptible of being cured within such thirty (30) day period, the defaulting party shall undertake and continue action to cure such default with all due diligence until the same is cured, provided, however, such additional period of cure shall not in any event exceed ninety (90) days from the giving of such notice. Once cure has been effected as aforesaid such notice shall be of no further force and effect.

         8.3 Additional Owner Termination Rights - Cash-on-Cash Return. In addition to the termination rights in Sections 8.1, 8.2 and 8.4, Owner shall have the right to terminate this Agreement (subject to Operator's cure rights set forth in this Section 8.3): (i) on the tenth anniversary of the Effective Date if the aggregate Rent with respect to the Hotel payable by Owner to the Joint Venture pursuant to the Lease Agreement during the two (2) then most recently completed Fiscal Years provides the Joint Venture with less than a 12% Cash-on-Cash Return, and (ii) on the fifteenth anniversary of the Effective Date if the aggregate Rent with respect to the Hotel payable by Owner to the Joint Venture pursuant to the Lease Agreement during the two (2) then most recently completed Fiscal Years provides the Joint Venture with less than a 12% Cash-on-Cash Return (for the purposes of clauses (i) and (ii), the two (2) Fiscal Year measuring period is referred to as the "Look-Back Period"); provided, however, that Owner shall not have any termination rights pursuant to this Section 8.3 if the conditions which gave rise to such termination rights would not have occurred but for the existence of a Force Majeure or a major renovation of the Hotel. If Owner elects to exercise any termination right set forth in this Section 8.3, Owner must give written notice of such election to Operator within thirty (30) business days after the date that Owner has received from Operator the certified profit and loss statement for the Hotel for the second Fiscal Year of the relevant Look-Back Period. Upon receipt of such notice of election from Owner, Operator and its Affiliates shall have the right within fifteen (15) business days following such notice to avoid such termination with respect to such notice by paying to Owner the amount of the shortfall necessary so that the aggregate Rent with respect to the Hotel payable by Owner under the Lease Agreement provides the Joint Venture with a 12% Cash-on-Cash Return for the relevant Look-Back Period.

         8.4 Additional Owner Termination Rights - Rev-Par Performance for the Hotel. In addition to the termination rights in Sections 8.1, 8.2 and 8.3, Owner shall have the right to terminate this Agreement (subject to the Operator's cure rights set forth in this Section 8.4), if, for any two (2) consecutive Fiscal Years commencing after the first full Fiscal Year after completion of the initial renovations to the Hotel (each, a "Measuring Period"), (i) the Hotel fails to achieve 90% of the budgeted Net Operating Income (which budget shall be mutually agreed to between Owner and Operator) for the Hotel, on a cumulative basis (the "NOI Test"), and (ii) the Hotel fails to achieve 90% of the Star Report yield index calculated with respect to the Hotel based on the competitive set of hotels set forth in Exhibit E; provided, however, that Owner shall not have any termination rights pursuant to this Section 8.4 if the conditions which gave rise to such termination rights would not have occurred but for the existence of a Force Majeure. If Owner elects to exercise its termination right set forth in this 8.4, Owner must give written notice of such election to Operator within thirty (30) business days after the date that Owner has received from Operator the certified profit and loss statement for the Hotel for the second Fiscal Year of the relevant Measuring Period. Upon receipt of such notice of election from Owner, Operator and its Affiliates shall have the right within fifteen (15) business days following such notice to avoid such termination with respect to such notice by paying to Owner the amount of the shortfall necessary to provide Owner with Net Operating Income equal to 90% of the budgeted Net Operating Income for the Hotel for the two (2) Fiscal Years of the relevant Measuring Period. If Operator cures such shortfall for such two (2) Fiscal Year period, Operator shall be deemed to have satisfied the NOT Test for such Fiscal Years for the purposes of any other Measuring Period.

         8.5 Compliance with WARN Act. Notwithstanding the foregoing, if Owner terminates this Agreement pursuant to this Article VIII, such termination shall not become effective until sixty five (65) days after Operator's receipt of such notice of termination from Owner to allow Operator and its Affiliates to comply with their obligations under the WARN Act, provided that Owner shall have the right to terminate this Agreement prior to such period if Owner provides a written instrument in form and substance reasonably satisfactory to Operator pursuant to which Owner agrees to indemnify and hold harmless Operator from and against any and all Claims against Operator for violation of the WARN Act.

         8.6 Remedies. Owner's and Operator's rights of termination set forth above shall be in addition to, and not in lieu of, any and all other rights and remedies which such party shall have at law or in equity, including, without limitation, injunctive relief

                                   ARTICLE IX

                                   Termination

         9.1 Obligations Upon Termination. Upon termination of this Agreement, Owner acknowledges and agrees as follows:

                  a. Owner is and will be responsible for and assumes (i) all obligations and liabilities under any and all contracts (including, but not limited to, collective bargaining agreements and pension plans, leases, licenses or concession agreements, maintenance and service contracts) in existence as of the date of the termination, (ii) all obligations and liabilities with respect to employees at the Hotel (including, but not limited to, applicable on-going health benefits, termination claims or benefits, workers' compensation claims and any retroactive premiums, and any obligations under any self insurance program) and any and all other obligations or liabilities with respect to the operation of the Hotel, and (iii) all obligations and liabilities with respect to reservations or bookings for rooms, lodging, banquets, or other functions reserved in advance and made by Operator during the Operating Term even though the same may be for a period which occurs after the termination of this Agreement.

                  b. The termination of this Agreement shall not extinguish Owner's and Operator's obligations relating to (i) the payment of all sums due or to become due pursuant to this Agreement or any agreements entered into as a result of this Agreement, (ii) the provisions of Article XIV of this Agreement, or (iii) those provisions of this Agreement which, by their very terms (either expressly or implicitly), survive the termination of this Agreement.

                  c. Operator shall have the right to maintain a representative at the Hotel for a period of sixty (60) days after the effective date of termination for the purpose of finalizing the termination of this Agreement. During such sixty (60) day period, Owner will provide Operator's representative with a guest room and private office space at the Hotel at no charge unless such termination is the result of an event of default by Operator, in which case Operator shall bear the cost of such room and space. Operator's representative shall have access to the Hotel's books and records for the period up to the date of termination and shall also have the right to use the telephone, computer, copying and other office equipment of the Hotel during normal business hours and will pay the actual out-of-pocket costs associated with the use of such equipment.

         9.2 Use of ________ Name. Upon the termination of this Agreement, neither Owner nor any other owner or operator of the Hotel shall have the right to use the word __________ or any Starwood trademarks, emblems, insignia, slogans or distinguishing characteristics in connection with the operation of the Hotel, except that Owner shall have the right to use all of the then existing Operating Equipment and Operating Supplies even though marked with the names _________," or with other ________ characteristics, until fully consumed, but in no event for a period in excess of sixty (60) days whereupon it shall destroy said identity items. Owner shall, at its own expense within five (5) days of the effective date of any termination or expiration of this Agreement, remove from the Hotel any signs or other indicia of any connection with the ________ hotel system or Starwood trademarks or programs. In the event Owner fails to remove such signs and other indicia within such five (5) day period, Operator shall have the right and Owner hereby grants Operator a license to enter upon the Premises and at Owner's expense to remove, or cause to be removed, such signs and indicia. Notwithstanding the foregoing, if within fifteen (15) days after termination Operator offers to buy any or all of said Operating Equipment and Operating Supplies bearing the name ________ or ________ trademarks, emblems, insignia or distinguishing characteristics, at the lesser of actual cost or fair market value, Owner shall cease to use same and shall sell same to Operator. In the event of any dispute as to fair market value, the Independent Public Accountant shall determine such value. Operator shall have the right to seek injunctive or other relief in a court of competent jurisdiction, to enforce the foregoing provisions, notwithstanding any arbitration provisions contained in this Agreement, the parties hereby agreeing that the failure of Owner to comply with this provision shall cause Operator irreparable harm which can not be fully compensated by monetary damages. Owner shall bear all of Operator's costs, including reasonable attorneys' fees, in connection with the enforcement of Operator's rights under this Article IX. The provisions of this Article IX shall survive termination of this Agreement.


                                    ARTICLE X

                      Damage and Destruction: Condemnation

         10.1 Damage or Destruction. If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Operating Term by fire, casualty or any other cause, Owner will, at its own cost and expense and with due diligence, repair, rebuild or replace the same so that after such repairing, rebuilding, or replacing, the Hotel shall be substantially the same as prior to such damage or destruction. If Owner fails to undertake such work within ninety
(90) days after the fire or other casualty, or shall fail to complete the same diligently, Operator may, at its option, terminate this Agreement by written notice to Owner, effective as of the date sent. Notwithstanding the foregoing, if the Hotel is damaged or destroyed to such an extent that the cost of repairs or restoration, as reasonably estimated by Operator, exceeds one-third of the original cost of the Hotel, Operator may terminate this Agreement by written notice to Owner, or Owner may, if it determines not to repair, rebuild or replace the Hotel, as aforesaid, terminate this Agreement by such notice to Operator. In the event Owner is not required to repair, rebuild or replace the Hotel under the terms hereof, but nevertheless determines at any time within three (3) years after the date of such casualty to so repair, rebuild or replace the Hotel, then Operator may reinstate this Agreement by written notice to Owner within sixty (60) days after the later of: (a) the commencement of such repairing, rebuilding or restoring, (b) receipt of written notice from Owner of the commencement thereof, or (c) receipt of written notice from Owner of its intention to repair, rebuild or replace the Hotel.

         10.2 Condemnation.

                  a. If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable to use the remaining portion as a first-class hotel of the type immediately preceding such taking or condemnation, then the Operating Term shall terminate as of the date of such taking or condemnation. If only a part of the Hotel shall be taken or condemned and the taking or condemnation of such part does not make it unreasonable or imprudent to operate the remainder as a first-class hotel of the type immediately preceding such taking or condemnation, this Agreement shall not terminate, and Owner shall undertake such alterations or modifications to the Hotel, or any part thereof, as shall be reasonably necessary to make the Hotel a satisfactory architectural unit as a first-class hotel of the type immediately preceding such taking or condemnation.

                  b. Operator shall have the right, in the case of either total or partial taking or condemnation, either to institute or to intervene in any available administrative proceeding or judicial action, intended to determine just compensation for such taking, for the purpose of representing Operator's compensable interest in any award thereof arising from this Agreement and more specifically from Operator's right of quiet enjoyment. Any award that does not recognize the separate compensable interests of Owner and Operator shall be apportioned between the parties hereto in consideration, without limitation, of such factors as: (i) recoupment by Owner of its investment, (ii) return on investment to date, (iii) actual loss of income (including Operator's fee income hereunder), (iv) loss of reasonably anticipated future income (including Operator's fee income hereunder), (v) length of the unexpired term of this Agreement, and/or (vi) the proportion that Operator's Basic and Incentive Fees have historically borne to the return to Owner after payment of such fees. Any award which does not recognize such separate and compensable interest in Operator shall be the subject of arbitration between the parties hereto pursuant to Section 15.4.

                                   ARTICLE XI

                             Assignment and Transfer

         11.1 Sale. Lease or Assignment by Owner.

                  11.1.1 Owner's Right to Assign. Subject to the provisions of this Article XI, Owner shall have the right at any time during the Term to assign its entire interest in this Agreement in connection with a Change of Ownership, in which event such purchaser shall accept the assignment of this Agreement and assume in writing all of Owner's obligations hereunder as of the date of the Change of Ownership. The execution by the purchaser and Owner of an agreement of such assignment and assumption in form reasonably satisfactory to Operator's counsel shall be a condition of the sale or disposition to such proposed purchaser and Operator shall have the right to enjoin such sale or disposition in the event that such an agreement has not been delivered to Operator at least three (3) business days prior to such sale or disposition. Notwithstanding the foregoing, Owner shall not have the right to assign its interest in this Agreement if: (i) any event of default attributable to Owner has occurred and remains uncured, or (ii) Operator determines, in its reasonable judgment, that (a) the proposed purchaser or its beneficial owners do not have the ability to fulfill Owner's financial obligations hereunder; (b) the consummation of the proposed transaction would materially jeopardize any gaming or other license of Operator, Starwood or any of their respective Affiliates or it shall be contrary to any United States law or regulation for Operator to manage the Hotel for the proposed Owner; (c) the business reputation of the proposed purchaser or its beneficial owners is unacceptable; or (d) the proposed purchaser or its beneficial owners are (or are controlled by) a hotel management or franchising company which competes with Operator or its Affiliates. Any assignment of this Agreement by Owner in violation of this Article XI shall be null and void and of no force or effect. Owner shall not otherwise have the right to assign its interest in this Agreement during the Term, without Operator's prior written consent, such consent not to be unreasonably withheld.

                  11.1.2 Owner's Right to Sell. The partners or other constituent members of Owner may, upon written notice to Operator pursuant to
Section 11.1.3 below, assign, transfer, or dispose of all or any part of their interest(s) in Owner from time to time without the consent of the Operator, provided that such assignment, transfer or disposition does not constitute a Change of Ownership, subject, however, to Operator's right to terminate this Agreement in certain circumstances pursuant to Section 15.7.

                  11.1.3 Notice of Sale or Assignment. Owner and/or any partner or other constituent member of Owner desiring to sell or otherwise dispose of all or any part of its interest in the Hotel or Owner, as the case may be, shall give Operator not less than forty-five (45) days advance written notice of its intention, which notice shall identify in reasonable detail the owners of the proposed purchaser and shall be accompanied by the latest available audited and unaudited financial statements of the proposed purchaser. The effective date of such notice to Operator shall be the date on which Operator receives from Owner a detailed description of the proposed purchaser and all beneficial owners of the proposed purchaser, including, without limitation, the latest available audited and unaudited financial statements of the proposed purchaser and such beneficial owners.


         11.2 Assignment by Operator. Operator shall have the right to assign all its right, title and interest under this Agreement to (a) any Affiliate of it or of Starwood, provided that (i) Operator shall remain liable for all obligations and liabilities of Operator hereunder, and (ii) such assignee enjoys the benefits of the Starwood organization to the same degree as Operator, or (b) any successor or assignee of Operator or Starwood which may result from any merger, consolidation or reorganization, or any other entity which acquires all or substantially all of the business and assets of Starwood. Operator shall have no right to assign its right, title and interest under this Agreement except as set forth in this Section 11.2.

         11.3 Liability After Assignment. Except as expressly provided for herein, upon any assignment permitted by this Article and upon assumption of this Agreement by the assignee, the assignor shall be relieved of any obligation or liability under this Agreement incurred or arising subsequent to the date of such assignment.


                                   ARTICLE XII

                                    Insurance

         12.1 Maintenance of Insurance Coverage. Operator shall, at all times during the Operating Term, and at Owner's expense, maintain insurance with respect to the Hotel with the coverages described in Exhibit C. If at any time during the Operating Term any one or more of the coverages specified in Exhibit C shall be unavailable to Operator through blanket policies, Owner shall place and maintain any such coverages, subject to the requirements of Section 12.3. In addition, if at any time Operator is unable to place any of the insurance described in Exhibit C at premiums and otherwise on terms and conditions (including amounts of coverage and deductibles) at least as advantageous to Owner as the premiums and other terms and conditions available to Owner under insurance policies available to Owner from time to time, then Owner may arrange for such insurance through its policies at Owner's cost and expense. Operator shall notify Owner of the costs and other variables of the Operator's insurance policies which are subject to renewal with reasonable advance notice sufficient to allow Owner to reasonably evaluate whether to use Operator's policies or procure its own policies. If Owner desires to place its own insurance pursuant to this Section 5.1., Owner shall so notify Operator in writing at least sixty
(60) days prior to the scheduled effective date of such insurance.

         12.2 Special Conditions or Hazards. Owner shall disclose to Operator prior to the commencement of the Operating Term the presence of any condition or hazard existing as of the commencement of the Operating Term that may create or contribute to any claims, damages, losses, or expenses not typically insured against by the coverages specified in Exhibit C. If any such condition or hazard requires removal, abatement, or any other special procedures, such special procedures shall be performed at Owner's expense in compliance with all Legal Requirements.

Conditions or hazards to which this Section 12.2. refers include: (i) latent risks to health such as asbestos, silicosis, toxic or hazardous chemicals, and waste products; (ii) hazards to the environment such as underground storage tanks; and (iii) latent or patent toxic, nontoxic, abrasive, or irritant pollutants. At Owner's expense, Operator shall endeavor to obtain appropriate insurance coverages against such conditions and hazards to protect the interests of both Operator and Owner.

         12.3 Parties Insured and Amounts of Coverage. The carriers of all insurance policies required under this Agreement shall be subject to Operator's approval. All insurance policies provided for in this Article XII shall include:

                  a. Operator and Owner as parties insured thereunder, as their interests may appear;

                  b. when maintained by Owner, amounts and types of coverages and amounts of deductibles as shall be approved from time to time by Operator;

                  c. where appropriate, mortgage endorsement(s) in favor of mortgagee(s), as their interests may appear;

                  d. where appropriate (including the insurance provided for in Part A of Exhibit C), the insurer's waiver of subrogation rights against Operator and Owner; and

                  e. a requirement that the insurer provide at least thirty (30) days' written notice of cancellation or material change in the terms and provisions of the applicable policy.

         12.4 Evidence of Insurance. As soon as practicable prior to the effective date of the applicable coverages, the party obtaining the insurance coverages under this Article XII shall provide the other party with binders evidencing that the applicable insurance requirements of this Agreement have been satisfied and, as soon as practicable thereafter, shall provide certified copies of policies for such insurance or certificates of insurance. As soon as practicable prior to the expiration date of each such policy, the party obtaining such insurance shall provide the other party with binders evidencing renewal of existing or acquisition of new coverages. Certified copies of renewed or new policies or certificates of insurance shall be provided by the party obtaining insurance coverage under this Article XII to the other party as soon as practicable after renewed or new coverages become effective. On request, each Party shall furnish the other with a schedule of insurance obtained under this
Article XII, listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the names of the parties insured, the amounts of coverage, the expiration date or dates of such policies, and the risks covered thereby.

         12.5 Duties of Operator. Operator shall promptly:

                  a. cause to be investigated all accidents and claims for damage relating to the operation and maintenance of the Hotel, as they become known to Operator, and shall report to Owner any such incident that is material;

                  b. cause to be investigated all damage to or destruction of the Hotel, as it becomes known to Operator, and shall report to Owner any such incident that is material, together with the estimated cost of repair thereof;

                  c. prepare any and all reports required by any insurance company as the result of an incident mentioned in this Section 12.5., acting as the sole agent for all other named insureds, additional insureds, mortgagees, and loss payees; and

                  d. retain on behalf of Owner all consultants and experts, including architects, engineers, contractors, accountants, and attorneys, as needed, and at Owner's expense, to assist in analyzing any loss or damage, determining the nature and cost of repair, and preparing and presenting any proofs of loss or claims to any insurers.

         12.6 Review of Insurance. All insurance policy limits provided under this Article XII shall be reviewed by the parties every three (3) years following the commencement of the Operating Term, or sooner if reasonably requested by Operator, to determine the suitability of such insurance limits in view of exposures reasonably anticipated over the ensuing three (3) years. Owner and Operator hereby acknowledge that changing practices in the insurance industry and changes in the local law and custom may necessitate additions to types or amounts of coverage during the Operating Term. Owner agrees to comply with any other insurance requirements Operator reasonably requests in order to protect the Hotel and the respective interests of Owner and Operator.

         12.7 Waiver of Subrogation. Owner hereby waives its right of subrogation and shall have all policies of insurance provide that the insurance company will have no right of subrogation against Operator, Starwood or any of their respective Affiliates or the agents or employees thereof Owner assumes all risks in connection with the adequacy of any insurance or self-insurance program required or permitted under this Agreement, and waives any claim against Operator, Starwood and all of their respective Affiliates for any liability, cost or expense arising out of any uninsured claim, in part or in full, of any nature whatsoever.

         12.8 Separate Operator Insurance. Owner acknowledges that Operator, Starwood or any of their respective Affiliates may at their sole expense, carry insurance coverages separate and distinct from those required under this Agreement, including any excess coverage protecting only their separate interests.


                                  ARTICLE XIII

                       Intellectual Property: Trade Names

         13.1 Use of Intellectual Property. Operator shall utilize the Intellectual Property in connection with the operation of the Hotel as appropriate for the purpose of carrying out its agreements and obligations hereunder, but such use shall be strictly on a non-exclusive basis (except as provided in Section 13.4 below), and neither such use nor anything contained in this Agreement shall confer any proprietary rights in the Intellectual Property upon Owner or any third parties. All advertising, marketing promotional pieces, public relations and sales materials shall only use the Sheraton trademark and service marks, in an approved manner as to graphics, formatting, positioning and the like.

         13.2 Hotel Name. During the Operating Term, the Hotel shall at all times be known and designated as indicated in the Term Sheet, or by such other name as from time to time may be agreed upon by Owner and Operator. All rights to any such name, exclusive of the name __________ or any other term utilized in the name of the Hotel which is a trade name or trade mark of Starwood, Operator or any of their respective Affiliates, or which is commonly used by Starwood, Operator or any of their respective Affiliates in connection with a group of their hotels, or which identifies the general or specific location of the Hotel, shall belong solely to Owner.

         13.3 Hotel Logo Goods. The parties agree that clothing and other goods bearing the name or logo of the Hotel, or any other right, trade name, logo or mark used only at the Hotel or specifically making reference to the Hotel, may be sold at the Hotel and at any other hotel or facility owned, operated or licensed by Operator, Starwood, or any of their respective Affiliates. There shall be no royalty, license fee or other charge by Operator or Owner in connection with the use of such rights.

         13.4 Protected Territory. During the Operating Term, neither Operator nor any Affiliate shall either own, lease, manage, license, franchise, develop or construct a Sheraton-brand hotel within the area identified in Exhibit F (the "Protected Area!') (it being agreed that the Protected Area shall include any parcels of land abutting the public right-of way along which the boundary of the Protected Area runs); provided, however, that the restriction in this Section
13.4 (the "Restriction") shall not apply to (i) any hotel or similar facility operated under the _____________________________________________________________
or "W" brand name or any other brand name other than the __________ brand name, or (iii) any hotel or similar facility continuously operated under the __________ brand name from and after the date of this Agreement/Notwithstanding the foregoing, if the Rent with respect to the Hotel payable by Owner to the Joint Venture pursuant to the Lease Agreement provides the Joint Venture with a Cash-on-Cash Return of at least 12% for any two (2) consecutive Fiscal Year period, the Restriction shall no longer apply after the end of such two (2) Fiscal Year period (the "Restriction Release"); provided, however, that if the Rent with respect to the Hotel payable by Owner to the Joint Venture pursuant to the Lease Agreement provides the Joint Venture with a Cash-on-Cash Return of less than 10% for any Fiscal Year after the Restriction Release, then the Restriction shall again become effective as of the end of such Fiscal Year (the "Restriction Restoration") (except that the Restriction shall not apply with respect to the ownership, acquisition, development, leasing, management, franchise or construction of any hotel or similar facility in the Protected Area pursuant to any binding commitment of Starwood or any of its Affiliates which was entered into in good faith after the Restriction Release and prior to the Restriction Restoration). Any Restriction Restoration in effect from time to time shall continue to be subject to a further Restriction Release, and any Restriction Release in effect from time to time shall continue to be subject to a further Restriction Restoration, on the terms set forth in this Section 13.4.


                                   ARTICLE XIV

                           Claims and Indemnification

         14.1 Claims and Liability. Owner and Operator mutually agree for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property (collectively, a "Claim"), regardless whether any such Claim is caused or contributed to, by or results from the negligence of Owner or Operator or their respective Affiliates, employees, directors, officers, agents or independent contractors and regardless whether the injury to person or damage to property occurs in and about the Hotel or elsewhere as a result of the performance of this Agreement.

         14.2 Indemnification in Favor of Owner. In the event the insurance proceeds are insufficient or there is no insurance coverage to satisfy such Claims, and provided Operator is made a party to such proceedings and is given an adequate opportunity to defend itself with respect to such Claims, Operator shall indemnify and hold Owner and its Affiliates, officers, directors, employees, agents and independent contractors harmless, to the extent of the excess liability (including any deductible amount under any policy of insurance), from and against any and all Claims which such party may suffer, sustain or incur, if, and only to the extent, such Claims are (i) determined by the final, unappealable judgment of a court of competent jurisdiction to result from Operator's Grossly Negligent or Willful Acts or any event of default by Operator under this Agreement, or (ii) arise out of or in connection with any use by Owner of the name __________ or any other Intellectual Property which Owner is permitted to use hereunder, in accordance with the terms of this Agreement.

         14.3 Indemnification in Favor of Operator. In the event the insurance proceeds are insufficient or there is no insurance coverage to satisfy such Claims, Owner shall indemnify and hold Operator, Starwood, their respective Affiliates, and any officers, directors, employees, agents or independent contractors of any of them, harmless from and against any and all Claims, including reasonable attorneys' fees, except to the extent such Claims are the responsibility of Operator pursuant to Section 14.2. Owner will, at Operator's request, assume the defense (with counsel satisfactory to Operator) of any proceeding brought by any third party to establish any such liability, the costs of any such defense being an Operating Expense hereunder. Operator shall also have the right to engage separate counsel, at its expense, to monitor the proceedings, and Owner and Owner's counsel shall fully cooperate with such counsel. Any liability resulting from, or settlement amount relating to, any Claim which is not covered by insurance (and the legal fees relating thereto) will be an Operating Expense so long as this Agreement remains in effect. In addition, without limiting any indemnifications set forth in this Agreement, Owner agrees to indemnify and hold Operator, Starwood, their respective Affiliates, and any officers, directors, employees, agents or independent contractors harmless from any and all liability, loss, damages, costs or expenses (including all reasonable attorneys' fees) of any kind or nature by reason of any claim which may arise as a result of a default or other breach by Owner of any of the obligations and liabilities set forth in Section 9.1.

         14.4 Limitation on Indemnification. For purposes of determining the scope of the indemnification obligations of each party under this Article XIV, the parties expressly acknowledge and agree that errors in judgment made in good faith by Operator or its Affiliates or their respective directors, trustees, employees, or agents in the management of the Hotel (including, in connection with the employment or discharge of Hotel Personnel) shall not be deemed to constitute Operator's Grossly Negligent or Willful Acts within the meaning of this Article XIV, unless such errors in judgment (i) are material to the business of the Hotel, (ii) are repeated after notice to Operator bringing the error in judgment to Operator's attention, and (iii) result in debts or liabilities being incurred, or revenue being foregone, that would not normally be incurred or earned in the ordinary course of business of the Hotel. In no event shall the settlement by either party in good faith of any claim brought by a third party (including Hotel Personnel) in connection with the ownership or operation of the Hotel be deemed to create any presumption of the validity of the claim, nor shall any such settlement be deemed to create any presumption that the acts or omissions giving rise to such claim constituted Owner's Grossly Negligent or Willful Acts or an Event of Default by Operator under this Contract. Notwithstanding any contrary provision of this Article XIV, Owner and Operator mutually agree for the benefit of each other to look first to the appropriate insurance coverages in effect pursuant to this Agreement in the event any claim or liability occurs as a result of injury to person or damage to property, regardless of the cause of such claim or liability.

         14.5 Survival. The provisions of this Article XIV shall survive termination of this Agreement.


                                   ARTICLE XV

                                  Miscellaneous

         15.1 Casino. No casino shall be operated at the Hotel without the consent of Owner and Operator. In the event the parties shall approve a casino for operation at the Hotel, Operator shall have the exclusive right to operate such casino as a part of the Hotel, and the excess of the gross amount wagered therein over the total amount of money won by wagerers will be included in the Total Revenue of the Hotel and the expenses of operation relating to the casino will be an Operating Expense.

         15.2 Financings and Offerings of Owner or its Affiliates. Neither Owner nor any Affiliate of Owner shall represent to any lender or other participant in any financing or in any public or private offering of securities by Owner or any Affiliate of Owner that Operator, Starwood or any Affiliate of either is in any way responsible for any of the obligations of Owner or any Affiliate of Owner in such financing or is in any way participating in any such offering. Except with respect to public disclosure required by Applicable Laws, neither Owner nor any Affiliate of Owner shall make use of the name __________ or the name of Operator, Starwood or any Affiliate of either in connection with any financing or offering other than to state that the Hotel: (i) will bear the name __________, (ii) will be managed by Operator under this Agreement, and (iii) will be part of the _________________________________. The use of the name
"Sheraton" or the name of Operator, Starwood or any Affiliate of either in any other fashion, or the use of any written or oral materials or information provided by Operator or any other Starwood brand, Starwood or any Affiliate of either to Owner, including, but not limited to, financial or any other information concerning Operator, Starwood or any Affiliate of either, shall be subject to the prior written approval of Operator and Starwood, which approval may be withheld in such party's sole discretion. Upon request, Operator and Starwood will provide Owner with written requirements which must be complied with as a prerequisite to any other such use of any such name or the use of any such materials or information.

         15.3 Notices. Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by (a) hand delivery, (b) certified mail (postage prepaid, return receipt requested), (c) Federal Express or other overnight delivery service, or (d) facsimile machine (provided that an executed original of such notice is sent the same day by overnight delivery service), addressed, in the case of Owner, to the address set forth in the Term Sheet, and in the case of Operator, to the address set forth in the Term Sheet, with a copy to the General Manager of the Hotel, sent to the address of the Hotel, or to such other addresses as Operator or Owner shall designate in the manner herein provided. Notices shall be deemed delivered to the party to whom such notice is sent upon (i) delivery to the offices of such party, provided that such delivery is made prior to 5:00 p.m. (local time for such party) on a business day, otherwise the following business day; or (ii) the attempted delivery of such notice if (A) such party refuses delivery thereof, or (B) such party is no longer at such address, and such party failed to provide the other party with its current address pursuant to this Section 15.3, and (iii) in the case of delivery of notice to Operator, the later of the date such notice is delivered to Operator and the General Manager of the Hotel as set forth above. Owner and Operator agree that the attorney for such party shall have the authority to deliver notices to the other party hereto.

         15.4 Arbitration. The factual issues referred to in Sections 7.3.2 and l0.2.b. of this Agreement shall be settled by the final and binding decision of the Accountants as set forth herein. In the case of a dispute with respect to such matters, either party may submit such matter to arbitration which shall be conducted by the Accountants. The "Accountants" shall be one of three (3) firms of certified public accountants of recognized international standing in the hotel industry. Until otherwise agreed to by the parties, the three (3) firms shall be __________________________________________________________________
_______, notwithstanding any existing relationships which may exist between Owner and such accounting firms or Operator and such accounting firms. The party desiring to submit any matter to arbitration hereunder shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated and such party's choice of one of the three (3) accounting firms. The party receiving such notice shall within fifteen (15) days after receipt of such notice either approve such choice, or designate one of the remaining two (2) firms by written notice back to the first party, and the first party shall within fifteen (15) days after receipt of such notice either approve such choice or disapprove the same. If both parties shall have approved one of the three (3) firms under the preceding sentence, then such firm shall be the "Accountants" for the purposes of arbitrating the dispute; if the parties are unable to agree on an accounting firm, then the third firm, which was not designated by either party, shall be the

"Accountants" for such purpose. The Accountants shall be required to render a decision in accordance with the procedures described below within fifteen (15) days after being notified of their selection. The fees and expenses of the Accountants will be paid by the non-prevailing party. In all arbitration proceedings submitted to the Accountants, the Accountants shall be required to agree upon and approve the substantive position advocated by Owner or Operator with respect to each disputed item. Any decision rendered by the Accountants that does not reflect the position advocated by Owner or Operator shall be beyond the scope of authority granted to the Accountants and, consequently, may be overturned by either party. All proceedings by the Accountants shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such act are modified by this Agreement or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted at the Hotel.

         15.5 Performance During Disputes. It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, Operator shall remain in possession of the Hotel as Operator and shall be entitled to receipt of Basic Fees and Incentive Fees in accordance with the terms of this Agreement; and Owner and Operator shall continue their performance of the provisions of this Agreement. Operator shall be entitled to injunctive relief from a civil court or other competent authority to maintain possession in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Agreement.

         15.6 Events of Force Majeure: Emergencies: Compliance with Laws. If at any time during the Term Operator is unable to perform pursuant to the terms of this Agreement or it becomes necessary, in Operator's opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety and welfare of the guests and/or employees of the Hotel for reasons beyond the reasonable control of Operator, such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest, governmental regulations and orders, shortage or lack of adequate supplies or lack of skilled or unskilled employees, contagious illness, catastrophic events or acts of God ("Force Majeure"), then in any such event or similar events Operator may close and cease or partially cease operation of all or any part of a Hotel, reopening and commencing operation when Operator deems that such may be done pursuant to Applicable Laws applicable to Starwood and Operator, and without jeopardy to the Hotel, its guests and employees. Operator and Owner agree, except as otherwise provided herein, that the time within which a party is required to perform an obligation and the Term shall be extended for a period of time equivalent to the period of delay caused by an event of Force Majeure. If an emergency condition should exist which requires that immediate repairs be made for the preservation and protection of the Hotel, its guests or employees, or to assure the continued operation of the Hotel, Operator is authorized to take all actions and to make all expenditures necessary to repair and correct such condition, regardless whether provisions have been made in the applicable budget for such emergency expenditures. Expenditures made by Operator in connection with an emergency shall be paid, in Operator's sole discretion, out of the Bank Account to the extent funds are available; and if not, from the Reserve Account. Owner shall, to the extent required to meet current obligations, immediately replenish such funds.

         15.7 Gaming Licensure Issues and Compliance with Any Laws or Regulations Applicable to Operator. Operator and Affiliates of Operator own and operate or will own and operate casino gaming facilities in the states of Nevada and New Jersey, and other U.S. and foreign jurisdictions, which are subject to extensive regulation. If, in the sole judgment and discretion of Operator, the association with Operator of Owner or any Affiliate of Owner or any employee, officer or director of Owner or any transferee of Owner may result in a disciplinary action or the loss of or inability to reinstate any registration, application or license or any rights or entitlements held by Operator or any Affiliate of Operator under any Applicable Gaming Laws, or if Owner or any Affiliate or transferee of Owner is required to qualify or be found suitable under any Applicable Gaming Laws under which Operator or any Affiliate of Operator is licensed, registered, qualified or found suitable, and

Owner or any Affiliate or transferee of Owner does not so qualify (at its own expense) or any of the foregoing shall be unsuitable or unacceptable for Operator to do business with under any law or regulation applicable to Operator or any Affiliate of Operator, then Operator may deliver written notice of the foregoing to Owner, and then Operator may elect to terminate this Agreement. Owner agrees to provide Operator with such information and details concerning Owner and officers, directors and shareholders of Owner as Operator or any regulatory agency may require in order to establish suitability.

         15.8 Employment Solicitation Restriction Upon Termination. Owner and its Affiliates and their successors hereby agree not to solicit the employment of a Hotel's general manager, director of sales or controller or any personnel employed by Operator or an Affiliate of Operator at any time during the Term without Operator's prior written approval. Furthermore, Owner and its Affiliates agree not to solicit or employ a Hotel's general manager, director of sales or controller or any executive personnel employed by Operator or an Affiliate of Operator for a period of twelve (12) months after the termination or expiration of this Agreement, without Operator's prior written approval.

         15.9 Set-off Without prejudice to Operator's right to terminate this Agreement pursuant to the provisions of this Agreement, Operator may at any time during the continuance of an event of default (as such term is defined in Article VIII) and without notice to Owner set-off or transfer any sum or sums held by Operator, Starwood or their Affiliates to the order o~ or on behalf o~ Owner, in or towards satisfaction of any of Owner's liabilities to Operator in respect of all sums due to Operator under the terms of this Agreement.

         15.10 Press Releases. Except with respect to public disclosure required by Applicable Laws, no press releases or other written matter in which the name __________ or "Starwood" are used shall be released or otherwise used by Owner without Operator's prior written approval of the timing and content of such release in each and every case, which approval may be withheld in Operator's sole discretion.

         15.11 Consents. Except as herein otherwise provided, whenever in this Agreement the consent or approval of Operator or Owner is required, Owner and Operator each agree to act reasonably and without undue delay with respect to requests for such consent or approval. Such consent or approval shall be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

         15.12 Partial Invalidity. In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted; provided that if any portion of Article IV or Sections 6.1 .c., 7.1, or 14.3 shall be so declared invalid, Operator shall have the option to terminate this Agreement within thirty (30) days thereafter on written notice to Owner.

         15.13 Further Actions. Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties, including Owner's filing in appropriate governmental offices pursuant to any statute, ordinance, rule or regulation requiring such filing by persons or entities doing business in a name other than their own, of a certificate or similar document indicating that Owner is engaging in the hotel business at the Hotel under the name of the Hotel. Any fees or expenses incurred in connection therewith shall be borne by Owner.

         15.14 Paragraph Headings. The headings of the titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

         15.15 Governing Law. This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the Applicable Law of the place where the Hotel is located. This Agreement shall be binding upon and inure to the benefit of Owner and Operator, and their respective successors and permitted assigns. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

         15.16 Entire Agreement: Owner Has Not Relied on Representations. This Agreement, including all exhibits and schedules hereto which are hereby incorporated by reference, constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Owner has not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may have been prepared by Operator, Starwood, or any of their respective Affiliates, and understands that no guaranty is made or implied by Operator, Starwood or any of their Affiliates as to the cost or the future financial success of the Hotel.

         15.17 Benefits of Agreement: No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any party other than Owner, Operator or any of either of their respective Affiliates. Except as expressly provided for herein, nothing in this Agreement shall be deemed to create any right by any party other than Owner, Operator and any of either of their respective Affiliates and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party nor is this instrument intended to create an interest in, or lien upon, the Premises.

         15.18 Cooperation with Owner and the Joint Venture. Operator shall reasonably cooperate with Owner and the Joint Venture in connection with any financing or refinancing of the Hotel, and shall, upon not less than ten (10) days prior written request, execute and deliver to any lender or prospective lender, or purchaser or prospective purchaser of an interest in Owner or the Joint Venture, estoppel certificates regarding the effectiveness of this Agreement and performance by Owner thereunder, and cold comfort letters based upon terms reasonably acceptable to Operator, to the effect that such lender or purchaser will receive (i) concurrent notice and opportunity to cure defaults by Owner under this Agreement on the same terms as set forth herein with respect to Owner, and (ii) the right to substitute a new owner reasonably acceptable to Operator if and when such lender or purchaser obtains title to or possession of the Hotel.


                  [Remainder of page intentionally left blank;
                          signatures on following page]

                         IN WITNESS WHEREOF, Operator and Owner have duly
                 executed this Agreement the day and year first written above in the Term Sheet.


                                     OWNER:




                                     By:
                                        --------------------------------------
                                     Name:
                                          ------------------------------------
                                     Its:
                                         -------------------------------------



                                     OPERATOR:




                                     By:
                                        --------------------------------------
                                     Name:
                                          ------------------------------------
                                     Its:
                                         -------------------------------------

                                    EXHIBIT A

                        LEGAL DESCRIPTION OF THE PREMISES


                                [To be completed]

                                   EXHIBIT `A'

                                LEGAL DESCRIPTION

                                    EXHIBIT B

                                   DEFINITIONS


         For the purposes of this Agreement, the following terms shall have the following respective meanings:

         "Accounting Period" shall mean a period of time not less than three nor more than six full weeks, as shall be used by Operator in accounting for the operations of the Hotel.

         "Affiliate(s)" shall mean, with respect to any entity, any natural person or firm, corporation, partnership, limited liability company, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity; a natural person or entity which has an entity as an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity. For purposes hereof, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract or otherwise.

         "Applicable Gaming Laws" shall mean all Applicable Laws relating to or in any way affecting casino gaming operations and related activities at any hotel owned, leased, operated, managed, franchised or licensed by Operator, Starwood or any of their Affiliates.

         "Applicable Laws" shall mean all federal, state, local and foreign statutes, laws (including common law), codes, regulations, ordinances, rules and other legal requirements or guidance issued by any governmental authority or any board of fire underwriters and similar entities and agencies, and all judgments, injunctions, orders, directives, decrees or other judicial or regulatory requirements of any court of competent jurisdiction or other governmental authority relating to or in any way affecting the Hotel or any component part thereon the use, occupancy or operation thereof, or any activities conducted thereon.

         "Approved Operating Plan" shall mean an Operating Plan which has been approved or deemed approved by the Owner pursuant to Section 7.3.

         "Bank Account" shall mean a bank account designated by Owner from time to time.

         "Basic Fee" shall have the meaning set forth in the Term Sheet.

         "Books and Records" shall have the meaning set forth in Section 7.9.1.

         "Building and Appurtenances" shall mean all the buildings, structure, improvements and fixtures and all appurtenances thereto located on the Premises (including, without limitation, all heating, lighting, air conditioning equipment, elevators and other electrical, mechanical, plumbing and similar building systems; telecommunications and mainframe computer systems; wiring and cable installations; and landscaping).

         "Capital Expenditure" shall mean all expenditures incurred with respect to the Hotel during such period that, in accordance with GAAP, are or should be capitalized rather than expensed, including items included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows.

         "Cash-on-Cash Return" shall mean an amount computed over the applicable Look-Back Period, reflected as a percentage, equal to (a) the sum of(i) the aggregate amount of all Rent payable with respect to the Hotel under the Lease Agreement during such Look-Back Period (after payment by the Joint Venture of all Property Taxes and insurance premiums related to the Hotel for such Look-Back Period), (ii) the aggregate amount of distributions made (or if not made, cash available for distribution) by Owner to its members in respect of their owners hip interests in Owner during such Look-Back Period, (iii) the aggregate amount of any payments made to Operator in respect of the Incentive Fee pursuant to clause (ii) of the definition of the term "Incentive Fee" in this Agreement (but expressly excluding any payments made to Operator for the Hotel in respect of the Incentive Fee made pursuant to clause (i) of such definition) for such Look-Back Period, and (iv) aggregate Net Operating Income of the Hotel for any portion of such Look-Back Period during which the Lease Agreement is not then in effect with respect to the Hotel, divided by (b) the sum of ~ i) the aggregate cost basis of the Joint Venture in the Hotel (which, for purposes of clarity, includes t e aggregate cost basis of the Hotel if the Lease Agreement relating to such Hotel is not in effect during such Look-Back Period), plus (ii) the aggregate amount of all Capital Expenditures made by Owner with respect to the Hotel pursuant to Approved Operating Plans under t is Agreement.

         "Centralized Services" shall mean the services and group benefits from time to time made available for a fee to all or certain distinct groups of Starwood properties, as described in Section 7.6.

         "Change of Ownership" shall mean (1) any sale or disposition of all or any part of the Hotel, and/or (2) any sale or disposition of any interests in the Owner or in the partners or other constituent members of the Owner which would result in a change of the controlling interest in the Owner or in the general partner of the Owner (if the Owner is a limited partnership or limited liability company), or in any general partner(s) or venturer(s) of the Owner if the Owner is a general partnership, limited liability company or a joint venture. For purposes of this definition, "controlling interest" shall mean, as applicable, (a) management control and/or ownership of more than forty-nine and nine-tenths percent (49.9%) of all classes of the voting stock of a corporation,
(b) management control and/or ownership of more than forty-nine and nine-tenths percent (49.9%) of all outstanding partnership interests of a limited partnership or limited liability company (which management control shall include, without limitation, management control and/or ownership of more than forty-nine and nine-tenths percent (49.9%) of the general partner thereof or managing member thereof) and (c) management control and/or ownership of more than forty-nine and nine-tenths percent (49.9%) of all outstanding partnership interests of a general partnership, limited liability company or joint venture.

         "Claim" shall have the meaning set forth in Section 14.1.

         "Compensation" shall mean the direct salaries and wages paid to, or accrued for the benefit of, any of the executive level Hotel personnel or any other Hotel employee to be paid in accordance with the terms of this Agreement, together with all fringe benefits payable to, or accrued for the benefit of, such executive level Hotel personnel or other Hotel employee, including employer's contributions required pursuant to any legal requirement, or other employment taxes, retirement, pension plans or pension fund contributions, group life, accident, disability and health insurance premiums, savings plans, executive compensation and bonus programs and other similar benefits to be paid in accordance with the terms of this Agreement and any expenses not otherwise specifically referred to in this definition which are referred to as "Administrative and General Expenses" in the Uniform System; provided that with respect to the certain senior hotel personnel who, in accordance with Starwood policy remain on Starwood's payroll, such benefits shall be charged to the Hotel as a percentage of direct salary, such percentage to be equal to the percentage of direct salary charged generally at other Starwood-managed hotels in the United States from time to time.

         "Consumer Price Index" shall mean the Consumer Price Index (1982-1984=100) for Urban Wage Earners and Clerical Workers, as compiled and published by the Bureau of Labor Statistics of the United States Department of Labor for the city or the smallest area including the city or town in which the Hotel is located for which such an index is published. In the event that such Consumer

Price Index shall be discontinued or abandoned, the term Consumer Price Index shall refer to the closest comparable index as may be substituted by the Bureau of Labor Statistics. If no such index shall be substituted, then another index generally recognized as authoritative shall be substituted by agreement of the parties, and if the parties cannot agree, such index shall be determined by the Independent Public Accountant.

         "Corporate Personnel" shall mean any personnel from the corporate offices of Operator and its Affiliates who perform activities in connection with the services provided by Operator under this Agreement.

         "Effective Date" shall have the meaning set forth in the Term Sheet.

         "Fiscal Year" shall mean the calendar year, except that the first Fiscal Year shall be that period commencing on the first day of the Operating Term and ending on December 31 of the same year.

         "Food and Beverage Revenues" shall mean all revenues, receipts, and income of any kind derived directly or indirectly by Owner from or in connection with (a) the sale, for on-site consumption, of food and non-alcoholic beverages sold at the Hotel, including in respect to guest rooms, banquet rooms, ballrooms, meeting rooms and other similar rooms, including the rentals with respect to banquets, meetings and other functions held in such banquet rooms, ballrooms, meeting rooms and other similar rooms, and (b) (i) the sale of wine, beer, liquor or other alcoholic beverages, whether sold in the bar or lounge, delivered to a guest room, sold at meetings or banquets or at any other location at the Hotel or (ii) non-alcoholic beverages sold in the bar or lounge (other than, in either case, any Sublease Rent), whether on a cash basis or credit, paid or collected, determined in accordance with generally accepted accounting principles, excluding, however: (i) federal, state and municipal excise, sales, and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to any governmental authority, (ii) the amount of all credits, rebates or refunds to customers, guests or patrons, and all service charges, finance charges, interest and discounts attributable to charge accounts and credit cards, to the extent the same are paid to Owner by its customers, guests or patrons, or to the extent the same are paid for by Owner to, or charged to Owner by, credit card companies, (iii) gratuities or service charges actually paid to employees, (iv) sales other than sales in the ordinary course of business, (v) the cost of meals to Owner's or Operator's employees, and the cost of charitable, promotional or other complimentary meals given by Owner in the ordinary course of business and in accordance with its normal policies for giving such meals, as is customary for similar operations, (vi) revenues derived from vending machines operated by Owner or Operator for the convenience of their employees, (vii) receipts for returns to shippers, manufacturers or suppliers, (viii) proceeds of business interruption or other insurance, and (ix) items constituting "allowances" under the Uniform System.

         "Force Majeure" shall have the meaning set forth in Section 15.6.

         "Full Fiscal Year" shall mean a Fiscal Year containing not less than 365 days.

         "Furniture and Equipment" shall mean all furniture, furnishings, equipment (including but not limited to audio-visual, kitchen, bar, office, laundry and dry cleaning equipment), fixtures (excluding fixtures which, when attached thereto, became a part of the Building and Appurtenances pursuant to Applicable Laws), wall coverings, vehicles, engineering and cleaning equipment and other personal property used in, or held in storage for use in connection with the operation, maintenance and cleaning of the Hotel, but excluding Operating Equipment and Operating Supplies.

         "GAAP" shall mean generally accepted accounting principles in the United States in effect from time to time.

         "Gross Operating Profit" shall mean, for any Accounting Period, the excess of Total Revenue over all Operating Expenses for such period.

         "Hotel" shall mean collectively the Premises, Building and Appurtenances, Furniture and Equipment, Operating Equipment and Operating Supplies.

         "Incentive Fee" shall mean an amount per Fiscal Year equal to (i) 100% of the Net Income of Owner, if any, which is attributable to the Hotel on an aggregate basis up to of 2% of Total Revenue attributable to the Hotel for such Fiscal Year, plus (ii) 50% of any Net Income of Owner, if any, which is attributable to the Hotel on an aggregate basis for such Fiscal Year (after deducting the payment provided in clause (i) of this definition and the amount of any principal and interest paid under the Revolving Credit Agreements).

         "Independent Public Accountant" shall mean ___________________, or any successor firm thereto, or any other reputable national firm of certified public accountants having substantial hotel experience as shall be mutually agreed to by the parties.

         "Initial Working Capital" shall have the meaning set forth in the Term Sheet.

         "Intellectual Property" shall mean (i) proprietary software in use at one or more of the hotels owned, operated, leased or managed by Operator, Starwood or any of their respective Affiliates and utilized in connection with the operation of such hotels, and all related documentation, manuals and any enhancements, modifications or substitutions therefor, (ii) trade secrets, know-how and other proprietary information relating to the operating methods, procedures and policies distinctive to such hotels, and (iii) all service marks, trademarks, trade names, insignias and logos owned and used by Operator, Starwood or their respective Affiliates in connection with the operation of such hotels.

         "Net Income of Owner" shall mean, for any Fiscal Year, Total Revenue received by Owner with respect to the Hotel for such Fiscal Year, less the amount of: (i) Operating Expenses for such Fiscal Year; (ii) Specified Fixed Charges for such Fiscal Year; (iii) the Rent paid by Owner under the Lease Agreement for such Fiscal Year; (iv) Overhead of Owner for such Fiscal Year; and
(v) the Basic Fee paid to Operator for such Fiscal Year.

         "Net Operating Income" shall mean Total Revenue less the sum of Operating Expenses and Specified Fixed Charges.

         "Operating Equipment" shall mean all chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature necessary for the operation of the Hotel by Operator as required under this Agreement.

         "Operating Expenses" shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Hotel incurred by Operator directly or at its request or as otherwise provided herein which are attributable to the period under consideration under Operator's system of accounting and are normally charged as an operating expense under GAAP, which costs and expenses include without limitation:

(i) the cost of all food and beverages sold or consumed and of all Operating Equipment (with the exception of the Operating Equipment initially supplied by Owner at its sole expense pursuant to this Agreement) and all Operating Supplies;

(ii) Compensation of Hotel personnel, including all salaries, wages, bonuses, payroll taxes and employee benefits;

(iii) the cost of all other goods and services obtained by Operator in connection with its operation of the Hotel to the extent equitably allocable to the Hotel;

(iv)     the cost of ordinary repairs to and routine maintenance of the Hotel;

(v) insurance premiums for insurance required pursuant to Section 12.2 of this Agreement and losses incurred on any self-insured risks (including deductibles) in lieu thereof, provided that (a) Owner and Operator have approved in advance such self insurance to the extent such consent is required herein, or (b) insurance is unavailable to cover such risks. Premiums on policies for more than one year will be pro-rated over the period of insurance and premiums under blanket policies will be allocated among properties covered;

(vi) taxes, assessments and other charges (other than income taxes and business taxes and the like which are not collected from the guest) payable by or assessed against Operator with respect to the operation of the Hotel, and all water and sewer charges; provided, that Operating Expenses shall not include any Property Taxes, all of which shall be paid by Owner;

(vii) legal fees and fees of the Independent Public Accountant for services (including in the latter case, fees for the Hotel annual audit) directly related to the operation of the Hotel;

(viii) expenses for advertising, marketing, sales, promotion and public relations activities; (ix) the cost of Centralized Services as provided in Section 7.6;

(x) costs and expenses of employees of the Hotel and of Operator, Starwood and any of their Affiliates to attend meetings away from Operator's principal executive offices (including meetings with Owner) related to the administration or management of the Hotel, and costs and expenses of Hotel employees with respect to training sessions and similar meetings and conferences of Operator, Starwood or any of their Affiliates; and

(xi) all other expenses and disbursements determined by the Independent Public Accountant to have been reasonably, properly and specifically incurred by Operator, Starwood or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Hotel under this Agreement, but specifically excluding any and all costs relating to the headquarters offices maintained by Operator, Starwood or any of their Affiliates (other than offices maintained by them at the Hotel for the management of the Hotel and offices utilized in connection with the provision of Centralized Services, the costs of which are reflected in the fees for such Centralized Services), but the term "Operating Expenses" does not include (1) any depreciation and amortization; (2) any principal or interest paid or accrued in respect of any Owner indebtedness; (3) any Specified Fixed Charges; (4) any lease payment or other rent payable with respect to the Hotel or any part or component thereof, including, without limitation, any Rent paid or other costs incurred by Owner under the Lease Agreement; (4) Property Taxes; (5) premiums and deductibles paid with respect to Owner's insurance; (6) any overhead of Owner, including, without limitation, the Overhead; (7) the cost of any repairs, replacements or capital improvements required to be paid by Owner under Section 6.1 or Section 7.8; (8) structural additions or modifications, extraordinary repairs, nonroutine maintenance and capital improvements and any other thing specified to be done or provided at Owner's sole expense; (9) any costs reimbursed to Owner or Operator by commercial tenants of the Hotel; or (10) any expenses for gratuities, service charges, sales and gross receipts taxes and other similar taxes and assessments, to the extent that receipts in respect thereof are excluded from Total Revenue.

         "Operating Plan" shall have the meaning set forth in Section 7.3.1.

         "Operating Supplies" shall mean the inventories of paper supplies, cleaning materials and other consumable items used in connection with the operation of the Hotel.

         "Operating Term" shall mean the Term and any extension thereof, as set forth in Article III.

         "Operator Insurance" shall have the meaning set forth in Article XII.

         "Operator's Grossly Negligent or Willful Acts" shall mean any gross negligence, willful misconduct or fraud committed by Operator, its employees, its Affiliates, or any of the Senior Executive Personnel.

         "Other Revenues" shall mean all revenues, receipts, and income of any kind derived directly or indirectly from or in connection with the Hotel and included in Total Revenues (other than Room Revenues, Food and Beverage Revenues and Telephone Revenues), including, without limitation, all Sublease Rent, revenues, receipts and income derived from the Hotel's TV and movie rentals, check room, washroom, laundry, valet, and vending machines and all other services not expressly specified herein as Room Revenues, Food and Beverage Revenues and Telephone Revenues.

         "Overhead" means, with respect to the Fiscal Year or other period in question, an amount equal to $20,000 per year, increased annually (beginning on _______________) in direct proportion to any increase in the Consumer Price Index for the immediately preceding month of December over the Consumer Price Index published for _____________ (or, if the Consumer Price Index ceases to be published, such other substantially comparable published index as may reasonably designated pursuant to the this Agreement).

         "Owner Insurance" shall have the meaning set forth in Article XII.

         "Percentage Rent" shall have the meaning set forth in the Lease Agreement.

         "Premises" shall mean the lands described in Exhibits A-1 and A-2 attached hereto.

         "Property Taxes" shall mean all real and personal property taxes, all betterments and public improvement assessments, and all other taxes or charges of a similar nature, assessed on the Hotel or any of its component parts.

         "Rent" shall have the meaning set forth in the Lease Agreement.

         "Reserve Account" shall mean the bank account designated by Operator for the purpose of holding the funds constituting the Reserve Fund.

         "Reserve Fund" shall mean the cash fund created for the purpose of establishing a reserve for replacements and additions to Furniture and Equipment in accordance with Section 7.10.

         "Restaurant" shall mean any restaurant or cocktail lounge, together with a kitchen for those facilities, which may be located in the Hotel at any time and from time to time.

         "Revolving Credit Agreements" shall mean that certain (i) Revolving Credit Agreement, dated as of the date of this Agreement, between ITT Sheraton Corporation, a Delaware corporation, as lender, and Owner, as borrower, with respect to the Hotel, and (ii) Revolving Credit Agreement, dated as of the date of this Agreement, between DJONT Operations, L.L.C., a Delaware limited liability company, as lender, and Owner, as borrower, with respect to the Hotel.

         "Room Revenues" shall mean all revenues, receipts, and income of any kind derived directly or indirectly by Owner from or in connection with the rental of guest rooms or suites, whether to individuals, groups or transients, at the Hotel, whether on a cash basis or credit, paid or collected, determined in accordance with generally accepted accounting principles, excluding the following:

                  (a) The amount of all credits, rebates or refunds to customers, guests or patrons, and all service charges, finance charges, interest and discounts attributable to charge accounts and credit cards, to the extent the same are paid to Owner by its customers, guests or patrons, or to the extent the same are paid for by Owner to, or charged to Owner by, credit card companies;

                  (b) All sales taxes or any other taxes imposed on the rental of such guest rooms or suites;

                  (c) Gratuities or service charges actually paid to employees;

                  (d) Proceeds of business interruption and other insurance; and

                  (e) Food and Beverage Revenues, Telephone Revenues or Other Revenues.

         "Senior Executive Personnel" shall mean the individuals employed from time to time as the general manager, the director of marketing and the controller of the Hotel (or serving such functions, regardless of the specific title given to such individuals).

         "Specified Fixed Charges" shall mean the following cash expenditures made in connection with the operation of the Hotel:

         (1) payments pursuant to any equipment leases or installment sales contracts permitted under Section 7.4 or otherwise approved by Owner;

         (2) real estate taxes applicable to the Hotel to the extent paid by Owner;

         (3) premiums for insurance required to be obtained or maintained by Owner pursuant to the Lease Agreement; and

         (4)      any amounts paid into the Reserve Fund.

         "Star Report" shall mean the "Star Report" published by Smith Travel Research.

         "Starwood" shall have the meaning set forth in the recitals.

         "Sublease Rent" shall mean the entire net amount of rentals (including base rent and percentage rent) and other amounts, if any, received by Owner under any sublease (or similar agreement) of a Restaurant or other retail space which may be entered into from time to time between Owner and any unaffiliated third party, net of any management fees payable to Manager under this Agreement with respect to. such rentals.

         "Telephone Revenues" shall mean all revenues, receipts and income derived directly from the Hotel's telephones.

         "Term" shall mean the period described in Section 3.1.

         "Term Sheet" shall mean the list of terms which are specific to this Agreement as set forth in Article I above.

         "Total Revenue" shall mean (1) all income and proceeds of sales of every kind (whether in cash or on credit) resulting from the operation of the Hotel and all of the facilities therein including, without limitation, all amounts received from tenants (other than costs reimbursed to Owner or Operator by commercial tenants of the Hotel), transient guests, patrons of Hotel facilities, lessees, licensees and concessionaires and other persons occupying space at the Hotel and/or rendering services to the Hotel guests, (2) all income from catering operations (whether conducted inside or outside of the Hotel), and
(3) the proceeds of use and occupancy (and/or business interruption) insurance actually received by Operator or Owner with respect to the operation of the Hotel (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof); provided, however, that the term "Total Revenue" shall not include (a) gross receipts of any lessee, licensee, concessionaire or other person occupying space in the Hotel, (b) payments received at a Hotel for hotel accommodations, goods or services to be provided at other hotels, although arranged by, for or on behalf of Operator, (c) gratuities paid over to Hotel employees, (d) state and municipal excise, sales and use taxes collected from patrons or guests of a Hotel as a part of or based upon the sales price of any goods or services, but does include any business tax or similar imposition of tax which is based on revenues and not collected from the guest, (e) condemnation awards (other than awards for temporary use), (f) any credits or refunds made to customers, guests or patrons, (g) any sums and credits received by Owner for lost or damaged merchandise, (h) proceeds from the sale or other disposition of a Hotel, (i) any interest paid with respect to any Hotel bank accounts, ~) any fire and extended coverage insurance proceeds, and
(k) any proceeds of financing or refinancing of a Hotel.

         "Uniform System" shall mean the "Uniform System of Accounts for the Lodging Industry" (9th Revised Edition, 1996) as adopted by the American Hotel and Motel Association, with such exceptions as may be required by the provisions of this Agreement, as such Uniform System shall be modified from time to time.

         "WARN Act" shall mean the Worker's Adjustment and Retraining Notification Act, 29 U.S.C. Sections. 2101 to 2109, as amended from time to time, together with any rules and regulations issued pursuant thereto.

                                    EXHIBIT C

                             INSURANCE REQUIREMENTS

A.       LIABILITY INSURANCE

         1. Operator shall, at all times during the Operating Term, and at Owner's cost and expense:

                           (i) maintain Commercial General Liability insurance,
                  including products and completed operations, bodily injury and property damage liability, liquor liability, innkeepers' liability, contractual liability, independent contractors' liability, and personal and advertising injury liability of not less than $100,000,000 (if available) against claims occurring on, in, or about the Hotel, or any elevator or escalator therein, and on, in, or about the adjoining streets and passageways thereof, or otherwise, arising under this Agreement;

                           (ii) maintain business automobile liability
                  insurance, including coverage for the operation of owned, leased, hired and non-owned vehicles;

                           (iii) maintain appropriate worker's compensation and
                  employer's liability insurance as shall be required by and be in conformance with the laws of the state of in which the Hotel is located for all Hotel Personnel; and

                           (iv) maintain such other insurance (including
                  fidelity/crime coverage and employment practices liability) against other insurable risks not covered under subsections
                  (a) and (b) which, at the time, are commonly insured against by owners of hotel premises in the Hotel's market area, with due regard being or to be given to the then existing circumstances and to the type, construction, design, use, and occupancy of the Hotel.

B.       PROPERTY/CASUALTY INSURANCE

         1. Operator shall, at all times during the Operating Term, and at Owner's cost and expense, keep the Hotel building, and its contents, insured for the benefit of the Owner and Operator:

                           (a) against "all risks" of physical loss or damage
                  for the full replacement value thereof, without exclusion for loss or damage by fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, vandalism, malicious mischief, sprinkler leakage, volcanic action, breakage of glass, falling objects, weight of ice and snow or sleet, water damage, weather conditions, or collapse;

                           (b) against such other "all risk" perils, including
                  earthquake and flood, commonly insured against by a Difference in Conditions insurance policy in such amounts as are obtainable from time to time, but in no event in amounts less than those required under the terms of the Mortgage(s);

                           (c) on equipment for the supply or control of heat,
                  light, power, hot water, cold water, gas, refrigeration, or air conditioning against direct or consequential loss or damage, as customarily covered under a Boiler and Machinery policy with a comprehensive definition of insured equipment, in the amount of at least Five Million Dollars ($5,000,000) or amounts as the Owner or Operator may from time to time reasonably require;

                           (d) for such other risks (including loss to fine
                  arts, accounts receivable, valuable papers and records, electronic media and records, and shipments in transit) that, at the time, are commonly insured against by owners of hotel premises in the Hotel's market area, with due regard being or to be given to the then existing circumstances and to the type, construction, design, use, and occupancy of the Hotel; and

                           (e) against Business Interruption and Extra Expense
                  resulting from loss or damage from the hazards specified above, to owned or non-owned property, which prevents normal operations from continuing; such insurance shall be written on an Actual Loss Sustained basis in an amount equal to at least one (1) year's expected net income before income tax (calculated according to Generally Accepted Accounting Principles), plus continuing normal operating expenses, including the Management Fee, the Centralized Services Fees and Charges, salaries and related payroll items, and all other Reimbursable Expenses, that necessarily continue, notwithstanding the business interruption; the insurance shall also provide Extended Period of Indemnity provisions for payment of loss until normal operations resume, but in any event for a period of not less than one hundred eighty (180) days after business operations have resumed.

         2. "Full replacement value," as used herein, means the cost of repairing, replacing, or reinstating, including demolishing, any item of property, with materials of like kind and quality in compliance with, and without, an exclusion pertaining to application of, any law or building ordinance regulating repair or construction at the time of loss, and without deduction for physical, accounting, or any other depreciation, in an amount sufficient to meet the requirements of any applicable co-insurance clause and to prevent the Owner from being a co-insurer.

                                    EXHIBIT D

                             CENTRALIZED SERVICES -

                DESCRIPTION OF SERVICES; CURRENT FEES AND CHARGES